Exhibit 10.2

$20,000,000 TERM LOAN AGREEMENT

dated as of

January 31, 2013,

among

HORIZON LINES, LLC

as Borrower,

HORIZON LINES, INC.

as Parent and Guarantor

The Lenders Party Hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent and Ship Mortgage Trustee

i

SECTION 4. CONDITIONS PRECEDENT	60
4.1. Conditions to Loan	60

SECTION 5. AFFIRMATIVE COVENANTS	62
5.1. Reports	63
5.2. Patriot Act Information	64
5.3. Existence	64
5.4. Stay, Extension and Usury Laws	64
5.5. Use of Proceeds	64
5.6. Compliance Certificate; Statements as to Defaults	65
5.7. Insurance	65
5.8. Post-Closing Covenants	65

SECTION 6. NEGATIVE COVENANTS	65
6.1. Restricted Payments	65
6.2. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	71
6.3. Incurrence of Indebtedness and Issuance of Preferred Stock	73
6.4. Asset Sales	79
6.5. Transactions with Affiliates	82
6.6. Liens	85
6.7. Business Activities	85
6.8. Repurchase at the Option of Holders upon Change of Control	85
6.9. Additional Loan Guarantees	87
6.10. Designation of Restricted and Unrestricted Subsidiaries	87
6.11. Anti-Layering	88
6.12. Merger, Consolidation, Sale of Assets	88
6.13. Payments for Consent	90

SECTION 7. EVENTS OF DEFAULT	90
7.1. Events of Default	90
7.2. Acceleration	93
7.3. Other Remedies	93

SECTION 8. THE AGENTS	94
8.1. Appointment	94
8.2. Delegation of Duties	94
8.3. Exculpatory Provisions	94
8.4. Reliance by the Agents	96
8.5. Non-Reliance on Agents and Other Lenders	97
8.6. Indemnification	97
8.7. Agent in Its Individual Capacity	98
8.8. Successor Agents	98
8.9. Authorization to Release Liens and Guarantees	99
8.10. The Administrative Agent May File Proofs of Claim	99
8.11. Rights of All Agents	100

SECTION 9. MISCELLANEOUS	100
9.1. Amendments and Waivers	100
9.2. Notices	101
9.3. No Waiver; Cumulative Remedies	102
9.4. Survival of Representations and Warranties	102
9.5. Payment of Expenses; Indemnification; Limitation of Liability	102
9.6. Successors and Assigns; Participations and Assignments	104
9.7. Adjustments; Set-off	108
9.8 Counterparts	108
9.9 Severability	108
9.10 Integration	108
9.11 GOVERNING LAW	109
9.12 Submission to Jurisdiction; Waivers	109
9.13 Acknowledgments	109
9.14 Confidentiality	110
9.15 Release of Collateral and Guarantors	110
9.16 Accounting Changes	113
9.17 WAIVERS OF JURY TRIAL	113
9.18 USA PATRIOT ACT	113
9.19 Delivery of Lender Addenda	113

SECTION 10. SHIP MORTGAGE TRUSTEES, SHIP MORTGAGE TRUST	113
10.1. Appointment and Authority	114
10.2. Exculpatory Provisions	114
10.3. Reliance by Ship Mortgage Trustees	116
10.4. Delegation of Duties	116
10.5. Resignation of a Ship Mortgage Trustee	116
10.6. Non-Reliance on Mortgage Vessel Trustee	117
10.7. Establishment of Trust	117
10.8. Application of Proceeds of Trust Estate(s)	118
10.9. Limited Capacity	118
10.10. Ship Mortgage Trustee’s Actions	118
10.11. Irrevocability, Termination	119
10.12. No Waiver	119
10.13. Nature of Duties	119
10.14. Segregation of Monies, No Interest	120
10.15. Action upon Instructions, Request for Instructions	120
10.16. Doing Business in Other Jurisdictions	121
10.17. Rights, Powers, Litigation, Indemnity	121
10.18. Limitation on Damages	121
10.19. Amendments, Modifications, Waivers	121
10.20. No Representations and Warranties by Trustee	122
10.21. Requirement of Written Instruction	122

SECTION 11. COLLATERAL	122
11.1. Collateral Proceeds Account	122
11.2. Security Documents	124
11.3. Recording and Opinions	124

SECTION 12. INTERCREDITOR AGREEMENT	125

APPENDICES:

Appendix A	—	Commitments

SCHEDULES:

Schedule 1.1	—	Chartered Vessel Documents
Schedule 1.2	—	Closing Date Perfection Actions
Schedule 3.2	—	Subsidiaries
Schedule 3.4	—	Consents
Schedule 3.7(a)	—	Jurisdiction
Schedule 3.7(b)	—	Chief Executive Office
Schedule 3.7(c)	—	Organizational ID
Schedule 3.7(d)	—	Commercial Tort Claims
Schedule 3.8	—	Litigation
Schedule 3.13	—	Environmental
Schedule 3.14	—	Intellectual Property
Schedule 3.16	—	Accounts
Schedule 3.18	—	Material Contracts
Schedule 3.26	—	Property
Schedule 3.27	—	Vessel Information
Schedule R-1	—	Real Property Collateral

EXHIBITS:

Exhibit A	—	Form of Guaranty
Exhibit B	—	Form of Control Agreement
Exhibit C	—	Form of Security Agreement
Exhibit D	—	Form of Lender Addendum
Exhibit E	—	Form of Term Loan Note
Exhibit F	—	Form of Borrowing Notice
Exhibit G	—	Form of Assignment and Assumption Agreement
Exhibit H	—	Form of Compliance Certificate
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	Form of Closing Certificate
Exhibit K	—	Form of Assignment of Insurances

TERM LOAN AGREEMENT dated as of January 31, 2013 (this “Agreement”), among HORIZON LINES, LLC, a Delaware limited liability company (“Borrower”), HORIZON LINES, INC., a Delaware corporation (“Parent”), the LENDERS party hereto from time to time and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as the Administrative Agent, Collateral Agent and Ship Mortgage Trustee (together with its successor and permitted assigns, in such capacities, the “Administrative Agent”, “Collateral Agent” and “Ship Mortgage Trustee”, respectively).

W I T N E S S E T H:

WHEREAS, the Borrower is party to (a) that certain Indenture, dated as of October 5, 2011, among the Borrower, as issuer, and U.S. Bank National Association, as Trustee (the “Indenture Trustee”), under which the First-Lien Senior Secured Notes due 2016 (the “First-Lien Notes”) were issued (as amended, supplemented or otherwise modified from time to time, the “First-Lien Indenture”), (b) that certain Indenture, dated as of October 5, 2011, among the Borrower, as issuer, and the Indenture Trustee, under which the Second-Lien Senior Secured Notes due 2016 (the “Second-Lien Notes”) were issued (as amended, supplemented or otherwise modified from time to time, the “Second-Lien Indenture”), and (c) that certain Indenture, dated as of October 5, 2011, among the Parent, as issuer, and the Indenture Trustee, under which the Third-Lien Senior Secured Notes due 2017 (the “Third-Lien Notes”, and together with the First-Lien Notes and the Second-Lien Notes, the “Secured Notes”) were issued (as amended, supplemented or otherwise modified from time to time, the “Third-Lien Indenture”);

WHEREAS, the Borrower is a party to that certain Credit Agreement , dated as of October 5, 2011, among Parent, the Borrower, the lenders party thereto and Wells Fargo Capital Finance, LLC, as the Administrative Agent (the “ABL Agent”) (as amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders make, and the Lenders have agreed to make, term loans on the Closing Date in the principal amount of Twenty Million Dollars ($20,000,000), subject to the terms and conditions of this Agreement;

WHEREAS, simultaneously with the making of the Loans, Horizon Lines Alaska Vessels, LLC (“Borrower SPE”) will receive Seventy-Five Million Dollars ($75,000,000) in term loans (the “$75 Million Facility”) pursuant to the terms of that certain Term Loan Agreement, dated as of the date hereof (the “$75 Million Loan Agreement”), among Borrower SPE, Horizon Lines Alaska Terminals, LLC (“Land Use SPE”) and Horizon Lines Merchant Vessels, LLC (“Holdings SPE”), the lenders party thereto and U.S. Bank National Association, as the Administrative Agent, collateral agent and ship mortgage trustee;

WHEREAS, Borrower shall contribute the proceeds of the Loans hereunder to Borrower SPE, which shall use such proceeds together with the proceeds of the $75 Million Facility to purchase certain vessels (collectively, the “Acquired Vessels”) pursuant to (i) that certain Sale and Purchase Agreement dated as of January 31, 2013 (the “Horizon Anchorage Vessel Purchase Agreement”), for the purchase of the U.S. flag D-7 class containership HORIZON ANCHORAGE (Official No. 910306), between U.S. Bank National Association (the “Bank”), not in its individual capacity but solely as Owner Trustee (the Bank in its capacity as the Owner Trustee, the “Anchorage Seller”) under a Trust Agreement, dated July 15, 1987, between the Bank and Trident Marine Trust, a Delaware trust, and Borrower SPE, (ii) that certain Sale and Purchase Agreement dated as of January 31, 2013 (the “Horizon Kodiak Vessel Purchase Agreement”), for the purchase of the U.S. flag D-7 class containership HORIZON KODIAK (Official No. 910308), between the Bank, not in its individual capacity but solely as Owner Trustee (the Bank in its capacity as such Owner Trustee, the “Kodiak Seller”) under a Trust Agreement, dated July 15, 1987, between the Bank and Trident Marine Trust, a Delaware trust, and Borrower SPE, and (iii) that certain Sale and Purchase Agreement dated as of January 31, 2013 (the “Horizon Tacoma Vessel Purchase Agreement”; collectively, the Horizon Tacoma Vessel Purchase Agreement, the Horizon Anchorage Vessel Purchase Agreement and the Horizon Kodiak Vessel Purchase Agreement are referred to herein as the “Vessel Purchase Agreements”), for the purchase of the U.S. flag D-7 class containership HORIZON TACOMA (Official No. 910307), between the Bank, not in its individual capacity but solely as Owner Trustee (the Bank in its capacity as such Owner Trustee, the “Tacoma Seller”) under a Trust Agreement, dated July 15, 1987, between the Bank and Trident Marine Trust, a Delaware trust, and Borrower SPE; and

WHEREAS, pursuant to the requirements of the $75 Million Loan Agreement, (a) Borrower SPE is chartering the Acquired Vessels on the date hereof to the Borrower pursuant to the Bareboat Charter and (b) by time required therein, Horizon Lines of Alaska is required to transfer to Land Use SPE rights under the Land Use Agreements (as defined in the $75 Million Loan Agreement) and Land Use SPE shall simultaneously lease or license its rights thereunder back to Horizon Lines of Alaska;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section shall have the respective meanings set forth in this Section.

“ABL Credit Agreement”: as defined in the recitals hereto.

“ABL Facility”: the ABL Credit Agreement, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities, receivables securitization facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture, or amendment, supplement, modification, renewal, or restatement, that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors. Any agreement or instrument other than the ABL Facility in effect on the Closing Date must be designated in an Officer’s Certificate as an “ABL Facility” for purposes of this Agreement in order to be an ABL Facility.

“ABL Facility Collateral Agent”: Wells Fargo Capital Finance, LLC, as collateral agent under the ABL Facility, and its successors, replacements and/or assigns in such capacity.

“ABL Liens”: all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.

“ABL Obligations”: (x) the Indebtedness and other obligations under the ABL Facility and (y) certain hedge obligations, cash management and other bank product obligations owed to a lender or an Affiliate of a lender under the ABL Facility and more particularly described in the Intercreditor Agreement.

“ABL Priority Collateral”: as defined in the Intercreditor Agreement.

“Acquired Debt”: with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Vessels”: as defined in the recitals hereto.

“Acquisition”: the acquisition of certain vessels pursuant to the Vessel Purchase Agreement.

“Additional Notes”: as defined in the First-Lien Indenture.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction”: as defined in Section 6.5.

“Agent-Related Persons”: each of the Administrative Agent, the Collateral Agent, and the Ship Mortgage Trustee together with its Related Parties.

“Agents”: the collective reference to the Ship Mortgage Trustee, the Collateral Agent and the Administrative Agent.

“Agreed Purposes”: as defined in Section 9.14.

“Agreement”: this Loan Agreement, as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time.

“Anchorage Seller”: as defined in the recitals.

“Applicable Accounting Standards”: as of the Issue Date, U.S. GAAP; provided, however, that Parent may, upon not less than 60 days’ prior written notice to the Administrative Agent, change to IFRS; provided, however, that notwithstanding the foregoing, if Parent changes to IFRS, it may elect, in its sole discretion, to continue to utilize U.S. GAAP for the purposes of making all calculations under this Agreement that are subject to Applicable Accounting Standards and the notice to the Administrative Agent required upon the change to IFRS shall set forth whether or not Parent intends to continue to use U.S. GAAP for purposes of making all calculations under this Agreement. In the event Parent elects to change to IFRS for purposes of making calculations under this Agreement, references in this Agreement to a standard or rule under U.S. GAAP shall be deemed to refer to the most nearly comparable standard or rule under IFRS.

“Approved Fund”: as defined in Section 9.6(b).

“Article 9 Collateral”: as defined in Section 11.3.

“Asset Sale”:

(a) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower or Parent and its respective Restricted Subsidiaries taken as a whole will be governed by Section 6.12 and not by Section 6.4; and

(b) the issuance of Equity Interests by any of Parent’s Restricted Subsidiaries or the sale of Equity Interests in any of Parent’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Parent or one of its Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets constituting Notes Priority Collateral between or among the Borrower and the Guarantors;

(3) a transfer of assets that are not Notes Priority Collateral between or among Parent and its Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary of Parent to Parent or to a Restricted Subsidiary of Parent;

(5) the sale or lease of products, services or accounts receivable in the ordinary course of business (which shall include factoring, securitization and similar transactions) and any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use in the ordinary course of the business of Parent and its Restricted Subsidiaries;

(6) the sale or other disposition of Cash Equivalents not constituting Collateral;

(7) a Restricted Payment that does not violate Section 6.1 or a Permitted Investment;

(8) the licensing or sublicensing of intellectual property or other general intangibles on customary terms in the ordinary course of business and the abandonment of intellectual property which is no longer used or useful in or material to the businesses of Parent and its Restricted Subsidiaries;

(9) the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of inventory and other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(10) a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive factoring or similar arrangements or the unwinding of any Hedging Obligations;

(12) any sale of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(13) (a) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Permitted Business of comparable or greater market value or usefulness to the business of Parent and its Restricted Subsidiaries as a whole, as determined in good faith by Parent and (b) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Parent and its Restricted Subsidiaries as a whole, as determined in good faith by Parent; provided that if the assets transferred pursuant to this clause (13) are Notes Priority Collateral the assets received in exchange therefor shall be Notes Priority Collateral;

(14) any sale, conveyance or other disposition of assets of any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, except to the extent that the proceeds thereof are distributed in cash or Cash Equivalents to Parent or a Wholly-Owned Restricted Subsidiary;

(15) any foreclosure or any similar action with respect to the property or other assets of Parent or any Restricted Subsidiary;

(16) the sublease or assignment to third parties of leased facilities;

(17) a Casualty or Condemnation Event whose proceeds are subject to Section 6.4;

(18) the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; and

(19) the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of Section 6.6.

Notwithstanding the foregoing, Parent may voluntarily treat any transaction otherwise exempt from the definition of “Asset Sale” pursuant to clauses (1) through (19) above as an “Asset Sale” by designating such transaction as an Asset Sale for purposes of this Agreement in an Officer’s Certificate delivered to the Administrative Agent.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit G hereto.

“Assignment of Insurances”: an Assignment of Insurances, substantially in the form attached as Exhibit K.

“Attributable Debt”: in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Applicable Accounting Standards; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bank”: as defined in the preamble hereto.

“Bankruptcy Law”: Title 11, U.S. Code or any similar federal or state law for the relief or bankruptcy of debtors.

“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefited Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble hereto.

“Business”: the Alaska trade route business and any services, activities or businesses incidental or directly related or similar to such business engaged in by any Loan Party as of the Closing Date or any business or business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Business Day”: with respect to any Loan, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or the Administrative Agent are authorized or required by law or executive order to close or be closed.

“Calculation Date”: as defined in the defined term Fixed Charge Coverage Ratio.

“Capital Lease Obligation”: at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Applicable Accounting Standards, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock”:

(1) in the case of a corporation, corporate stock or American Depository Shares (or receipts issued in evidence thereof) representing interests in such corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents”:

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof;

(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-2” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-2” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency;

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency;

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

(5) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System that are FDIC insured;

(6) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (5); and

(7) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in local currency held by such Foreign Subsidiary from time to time in the ordinary course of business.

“Casualty or Condemnation Event”: any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to property or other assets that constituted Collateral owned by Parent or a Restricted Subsidiary.

“Change of Control”: the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent or the Borrower and its respective Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower (other than a plan of liquidation of Parent or the Borrower that is a liquidation for tax purposes only);

(c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares;

(d) Parent or the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent or the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Parent or the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Parent or the Borrower outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

(e) the first day on which a majority of the members of the Board of Directors of Parent or the Borrower, are not Continuing Directors; or

(f) a “Change of Control” occurs under the Indentures.

Notwithstanding the foregoing: (A) any holding company whose only significant asset is Equity Interests of Parent or the Borrower or any of its direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of clause (b) above; (B) the transfer of assets between or among the Restricted Subsidiaries and Parent shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of Parent or the Borrower with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of Parent’s or the Borrower’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Parent or the Borrower in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; (E) a transaction in which Parent or the Borrower or any direct or indirect parent of Parent becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Transaction Party”) shall not constitute a Change of Control if (a) the shareholders of Parent or the Borrower or such direct or indirect parent of Parent or the Borrower as of immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of Parent or the Borrower or such direct or indirect parent of the Borrower, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than the Other Transaction Party (but including any of the Beneficial Owners of the Equity Interests of the Other Transaction Party), Beneficially Owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Borrower or the Other Transaction Party; and (F) the “Transactions” (under and as defined in the First Lien Indenture) shall not constitute a Change of Control.

“Change of Control Offer”: as defined in Section 6.8(a).

“Change of Control Payment Date”: as defined in Section 6.8(a).

“Chartered Vessel”: any Vessel leased, chartered, subleased or subchartered by a Loan Party or any Subsidiary pursuant to one or more Chartered Vessel Documents.

“Chartered Vessel Documents”: all Vessel leases, charters, subleases, subcharters and all related documents in respect of any Chartered Vessel, including those listed on Schedule 1.1 hereto.

“Claims”: any actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by any Loan Party (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings.

“Closing Date”: the date on which the conditions precedent set forth in Section 4 shall have been satisfied or waived and the initial Loans hereunder shall have been funded, which date is January 31, 2013.

“Closing Date Perfection Actions”: the actions set forth on Schedule 1.2.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: as defined in the Security Agreement.

“Collateral Account”: a deposit account or securities account constituting Collateral.

“Collateral Proceeds Account”: a deposit account or securities account established with the Collateral Agent for purposes of holding the Net Proceeds of an Asset Sale, or Casualty or Condemnation Event, of Notes Priority Collateral pending release in accordance with Section 11.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A or under the heading “Commitment” opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The original aggregate amount of the Commitments is $20,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that together with the Borrower or Parent is under common control or treated as a single employer within the meaning of Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

“Confidential Information”: as defined in Section 9.14.

“Consolidated Cash Flow”: with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries and all franchise taxes for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting), but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4) the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness; plus

(5) business optimization expenses, streamlining costs, exit or disposal costs, facilities closure costs and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, headcount reductions, systems establishment costs, payroll, relocation and contract termination charges), provided that the amount of cash charges added back under this clause (5) with respect to any actions initiated following the Issue Date, shall not exceed, in the aggregate, 10% of Consolidated Cash Flow (prior to giving effect to the addition of such amount) for such period; plus

(6) (i) unusual or nonrecurring charges, expenses or other items, (ii) charges, expenses or other items in connection with any restructuring, acquisition, disposition, equity issuance or debt incurrence, and (iii) non-recurring out-of-pocket charges, expenses or other items related to and consisting of legal settlements and/or judgments, in all cases whether or not consummated and to the extent deducted in computing such Consolidated Net Income (for the avoidance of doubt, for purposes of this clause (6), charges, expenses or other items with respect to multiple proceedings shall be deemed to be “non-recurring” if the underlying facts giving rise to the proceedings are themselves unrelated and not reasonably likely to recur within any of the next two fiscal years); plus

(7) any impairment charges or asset write-offs, in each case pursuant to Applicable Accounting Standards, and the amortization of intangibles arising pursuant to Applicable Accounting Standards; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with Applicable Accounting Standards.

“Consolidated Net Income”: with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with Applicable Accounting Standards and without any reduction in respect of preferred stock dividends; provided that:

(1) all extraordinary gains and losses and all gains and losses realized in connection with any asset disposition or the disposition of securities or the early extinguishment of Indebtedness or Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) solely for the purpose of determining the amount available for Restricted Payments under Section 6.1(a), the net income for such period of any Restricted Subsidiary (other than the Borrower, so long as it is a primary obligor under this Agreement, or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) notwithstanding clause (2) above, the net income of any Unrestricted Subsidiary will be excluded except to the extent received by the specified Person or one of its Restricted Subsidiaries;

(6) any (a) one-time non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights and (c) write-offs or write-downs of goodwill will be excluded;

(7) any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resolution from Hedging Obligations for currency exchange risk entered in relation with Indebtedness) will be excluded;

(8) any unrealized net after-tax income (loss) from Hedging Obligations or cash management Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments in the ordinary course shall be excluded;

(9) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(10) any charges resulting from the application of (i) Accounting Standards Codification Topic 805 “Business Combinations,” (ii) Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long- Lived Assets,” (iii) Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition,” (iv) Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” or (v) Accounting Standards Codification Topic 835-30 “Interest-Imputation of Interest—Interest on Receivables and Payables,” with respect to deferred payments in respect of settlements of litigations or investigations, in each case, shall be excluded;

(11) all charges, costs and expenses relating to the Transactions (as defined in the First Lien Indenture as in effect on the Issue Date) or relating to the closure of the FSX Service; and

(12) all net after-tax charges or expenses with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans will be excluded.

“Continuing Director”: as of any date of determination, any member of the Board of Directors of Parent or the Borrower (as applicable) who:

(a) was a member of such Board of Directors on the Issue Date; or

(b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement”: as to any Collateral Account, a control agreement among the relevant Loan Party, the depository institution at which the deposit account covered thereby is maintained and the Collateral Agent, in each case in the form attached as Exhibit B hereto or such other form as is reasonably satisfactory to the Supermajority Lenders pursuant to which such depository institution confirms and acknowledges Collateral Agent’s security interest in such account, and agrees that the depository institution will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by any Loan Party.

“Controlled Account”: as defined in the Security Agreement.

“Credit Facilities”: one or more debt facilities or commercial paper facilities (including without limitation the credit facilities provided under ABL Facility), in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, capital leases, letters of credit or issuances of senior secured notes, including any related notes, guarantees, indentures, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including into one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility. Any agreement or instrument other than the ABL Facility in effect on the Issue Date must be designated in an Officer’s Certificate as a “Credit Facility” for purposes of this Agreement in order to be a Credit Facility.

“Debtor Relief Laws”: Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Deposit Account”: any deposit account (as that term is defined in the UCC).

“Designated Noncash Consideration”: the Fair Market Value of non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate delivered to the Administrative Agent, setting forth the basis of such valuation.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the later of the date that either the Secured Notes mature or the Loans are no longer outstanding and (y) the date that is 91 days after the date no Loans remain outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.1. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent or any and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Disqualified Person”: the persons specified in an letter sent on the Closing Date by the Borrower to the Administrative Agent (the “Disqualified Person Letter”).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Environmental Claims”: any and all Claims to the extent relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, and (iii) any and all Claims by any third party regarding environmental liabilities or obligations assumed or assigned by contract or operation of law.

“Environmental Laws”: any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or pollution by Hazardous Materials.

“Environmental Liabilities”: all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Claims.

“Environmental Lien”: any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under Section 414(b) of the Code, (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under Section 414(c) of the Code, (c) solely for purposes of Section 302 of ERISA or Section 412 or 430 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under Section 414(m) of the Code, or (d) solely for purposes of Section 302 of ERISA or Section 412 or 430 of the Code, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under Section 414(o) of the Code.

“ERISA Event”: (i) a Reportable Event with respect to any Pension Plan, (ii) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any contribution to a Multiemployer Plan, (iii) the whole or partial termination of a Pension Plan, the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the commencement of proceedings by the PBGC to terminate a Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan or a Multiemployer Plan, (iv) a complete or partial withdrawal by Parent, the Borrower or any of their respective Commonly Controlled Entities from any Multiemployer Plan or written notification that a Multiemployer Plan is in Reorganization or Insolvent, and (v) a withdrawal by Parent, the Borrower or any of their respective Commonly Controlled Entities from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (vi) the creation of a Lien against any Pension Plan in favor of the PBGC or any similar Governmental Authority, (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due, upon any Loan Party or any of their respective Commonly Controlled Entities, and (viii) the termination, liquidation, insolvency, winding up or reorganization of a Non-US Pension Plan or any event or condition having similar consequences as (i) through (vii) shall occur or exist with respect to a Non-US Pension Plan.

“E-System”: any electronic system, including Intralinks®, ClearPar® and SyndTrak® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or agents or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default”: any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Proceeds”: as defined in Section 6.4(e).

“Exchange Act”: the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Notes”: as defined in the First-Lien Notes Indenture as in effect on the Issue Date.

“Exchange Notes Guaranty”: as defined in the First-Lien Notes Indenture as in effect on the Issue Date.

“Exchange Offer”: as defined in the First-Lien Notes Indenture as in effect on the Issue Date.

“Excluded Account”: as defined in the Security Agreement.

“Excluded Assets”: as defined in the Security Agreement.

“Excluded Taxes”: means (a) any franchise Tax and income or other Tax imposed on (or measured by) net income by the United States, or by the jurisdiction under the laws of which any recipient of a payment hereunder is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any Taxes imposed, deducted or withheld by reason of any present or former connection between the recipient and the jurisdiction imposing the Tax (other than on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement and the other Loan Documents), (d) any Tax imposed by FATCA, (e) any withholding Tax that is imposed on amounts payable to a Lender or Participant at the time such Lender becomes a party to this Agreement, receives its participation or designates a new lending office, except to the extent (x) such Person was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.10(a) and (y) in the case of a Participant, to the extent the Lender from which such participation was purchased was entitled to receive additional amounts pursuant to Section 2.10(a) and (f) any Taxes resulting from the failure of the Administrative Agent, a Lender or a Participant to comply with the requirements of Section 2.10(c).

“Exempted Subsidiary”: a Restricted Subsidiary (other than the Borrower) that is not an obligor or guarantor with respect to any Indebtedness of Parent or any Guarantor in which an Investment is made (or is deemed made) by Parent or a Guarantor pursuant to (i) Section 6.1(a), (ii) Section 6.1(b)(xv) or (iii) clause (19) of the definition of “Permitted Investments.”

“Existing Indebtedness”: all Indebtedness of Parent and its Subsidiaries (other than Indebtedness under the ABL Facility) in existence on the Issue Date, until such amounts are repaid including, without limitation, (i) $225.0 million aggregate initial principal amount of First-Lien Notes (and the Guarantees by the Guarantors in respect thereof) issued on the Issue Date, (ii) the $140.0 million aggregate principal amount of Second-Lien Notes (and the Guarantees by the Guarantors in respect thereof) originally issued on the Issue Date, and (iii) the $280.0 million aggregate initial principal amount of Third-Lien Notes (and the Guarantees by the Guarantors in respect thereof) issued in the Exchange Offer on the Issue Date (less the aggregate principal amount of any Third-Lien Notes that have been converted in a “Mandatory Conversion” pursuant to the terms thereof.

“Facility”: the Commitments and the Loans.

“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in this Agreement) (i) if such Fair Market Value is less than $20.0 million, the Chief Financial Officer of Parent and (ii) if such Fair Market Value is $20.0 million or greater, the Board of Directors of Parent.

“FATCA”: Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“First-Lien Indenture”: as defined in the recitals.

“First-Lien Note Documents”: the First-Lien Notes and the Guarantees thereof, the First-Lien Notes Indenture and the security documents relating to the First-Lien Notes Indenture.

“First-Lien Note Guarantees”: the “Note Guarantees” as defined in the First-Lien Indenture.

“First-Lien Note Liens”: all Liens in favor of the First-Lien Notes Collateral Agent on Collateral securing the First-Lien Note Obligations.

“First-Lien Note Obligations”: the obligations of the Borrower and any other obligor under the First-Lien Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the First-Lien Notes Indenture, the First-Lien Notes and the performance of all other obligations to the trustee and the holders under the First-Lien Note Documents, according to the respective terms thereof.

“First-Lien Notes”: as defined in the recitals.

“First-Lien Notes Collateral Agent”: the trustee under the First-Lien Notes Indenture, in its capacity as collateral agent for the holders of the First-Lien Notes, together with its successors in such capacity.

“Fixed Charge Coverage Ratio”: with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect, in the good-faith judgment of the Chief Financial Officer of Parent, to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions, dispositions, discontinued operations or other operational changes (including of Vessels and equipment and assets related thereto) that have been made by the specified Person or any of its Restricted Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Chief Financial Officer of Parent, as if they had occurred on the first day of the four-quarter reference period, and such pro forma calculations may reflect operating expense reductions and other operating improvements or synergies expected to result from the applicable event based on actions to be taken within 12 months after the relevant event (to the extent set forth in an Officer’s Certificate in reasonable detail, including the cost and timing of such expense reductions or other operating improvements or synergies), in each case, net of all costs required to achieve such expense reduction or other operating improvement or synergy;

(2) the Consolidated Cash Flow attributable to discontinued operations (including of Vessels and equipment and assets related thereto), as determined in accordance with Applicable Accounting Standards, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with Applicable Accounting Standards, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For the purpose of this definition, whenever pro forma effect is to be given to an acquisition or construction of a Vessel or the Capital Stock of a vessel-owning company or the financing thereof, such Person may (i) if the relevant Vessel is to be subject to a time charter with a remaining term longer than six months, apply pro forma earnings (losses) for such period Vessel based upon such charter, or (ii) if such Vessel is not subject to a time charter, is under time charter that is due to expire within six months or less, or is to be subject to charter of a voyage charter basis (whether or not any such charter is in place for such Vessel), then in each case, apply earnings (losses) for such period for such Vessel based upon the average of the historical earnings of comparable Vessels in such Person’s fleet (as determined in good faith by such Person’s Board of Directors) during such period or if there is not such comparable Vessel, then based upon industry average earning for comparable Vessels (as determined in good faith by such Person’s Board of Directors).

“Fixed Charges”: with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, yield and other fees and charges (including interest), but excluding the amortization or write-off of debt issuance costs; plus

(2) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of Parent or preferred stock any Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Parent (other than Disqualified Stock) or to Parent or any Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with Applicable Accounting Standards.

Notwithstanding the foregoing, any charges arising from the application of (i) Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Stock, (ii) Accounting Standards Codification Topic 835-30 “Interest-Imputation of Interest—Interest on Receivables and Payables,” with respect to deferred payments in respect of settlements of litigations or investigations or (iii) Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Ownership Limitation”: shall have the meaning specified in Section 6.1(b).

“Foreign Subsidiary”: with respect to any Person, any Subsidiary of such Person that is not a U.S. Subsidiary and any Subsidiary of such a Subsidiary, whether or not a U.S. Subsidiary.

“FSX Service”: the “Five-Star Express” service provided on the Issue Date by Parent and its Restricted Subsidiaries using vessels not qualified under the Jones Act.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors”: each of (a) Parent, (b) Horizon Lines Holding Corp., (c) Hawaii Stevedores, Inc. (d) Horizon Lines of Puerto Rico, Inc., (e) Horizon Lines of Alaska, LLC, (f) Horizon Lines of Guam, LLC, (g) Horizon Lines Vessels, LLC, (h) H-L Distribution Service, LLC, (i) Horizon Logistics, LLC, (j) Aero Logistics, LLC, (k) Sea-Logix, LLC, (l) Horizon Services Group, LLC and (m) each other Subsidiary of Parent that provides a guaranty of the Indentures or the ABL Credit Agreement from time to time, in each case, until the guaranty of such Person has been released in accordance with the provisions of this Agreement.

“Guaranty”: the Guaranty, dated as of the date hereof, of the Guarantors in favor of the Collateral Agent for the benefit of itself and the Secured Parties, in the form of Exhibit A hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Guaranty Agreements”: collectively, the Guaranty and any other Guarantee in favor of the Agents or a Lender and delivered pursuant to the terms of this Agreement.

“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other dangerous or deleterious chemical, waste, material or substance which is prohibited, limited or regulated by or with respect to which liability is imposed under any Environmental Law.

“Hedging Obligations”: with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Horizon Lines of Alaska”: Horizon Lines of Alaska, LLC.

“IFRS”: the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by Parent to change Applicable Accounting Standards to IFRS; provided that IFRS shall not include any provisions of such standards that would require a lease that would be classified as an operating lease under U.S. GAAP to be classified as indebtedness or a finance or capital lease.

“Immaterial Subsidiary”: at any date of determination, any Restricted Subsidiary (other than the Borrower) that is designated as such in an Officer’s Certificate that, as of such date of determination, (i) has less than $0.5 million of total assets and (ii) conducts no material business or operations.

“incur”: as defined in Section 6.3(a).

“Indebtedness”: with respect to any specified Person, any indebtedness of (and Guarantees by) such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed but excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with Applicable Accounting Standards; provided that for the avoidance of doubt, any Guarantee by Parent or any of its Restricted Subsidiaries of obligations of another Person that do not constitute Indebtedness of such Person shall, in each case, not constitute Indebtedness of Parent or such Restricted Subsidiary. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), except for any pledge of the Equity Interests of an Unrestricted Subsidiary as permitted by clause (20) of the definition of Permitted Liens, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the term “Indebtedness” will not include (a) in connection with the purchase by Parent or any of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under Applicable Accounting Standards to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations; incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Indemnified Liabilities”: as defined in Section 9.5(a).

“Indemnified Taxes”: Taxes other than Excluded Taxes.

“Indemnitee”: as defined in Section 9.5(a).

“Indenture Trustee”: as defined in the recitals.

“Indentures”: collectively, the First-Lien Indenture, the Second-Lien Indenture and the Third-Lien Indenture, in each case as amended, supplemented or otherwise modified from time to time.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intercreditor Agreement”: that certain Amended and Restated Intercreditor Agreement, dated as of the date hereof, by and among Parent, the Borrower, the Administrative Agent, the Collateral Agent, the Ship Mortgage Trustee, the ABL Agent and each applicable Trustee under each of the Indentures.

“Interest Payment Date”: March 31, June 30, September 30 and December 31.

“Interest Rate”: 8.00% per annum.

“Investments”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with Applicable Accounting Standards), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Applicable Accounting Standards. The acquisition by Parent or any Restricted Subsidiary of Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.1(c). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash or (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary of Parent or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clauses (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“Issue Date”: October 5, 2011.

“Jones Act”: the coastwise trade laws of the United States principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapter 551, as amended from time to time and any successor or replacement statutes, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade or the rules, regulations and policies promulgated thereunder.

“Jones Act Restricted Payments”: as defined in Section 6.1(b).

“Kodiak Seller”: as defined in the recitals.

“Laws”: collectively, federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lender”: each Person identified on the signature pages hereof that has a Commitment or that holds a Loan, and shall include any assignee made a party to this Agreement as a Lender pursuant to Section 9.6.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit D, to be executed and delivered by such Lender on the Closing Date as provided in Section 9.19.

“Lien”: with respect to any asset, any mortgage, hypothecation, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in; provided that in no event shall an operating lease, rights of set-off or netting arrangements in the ordinary course of business be deemed to constitute a Lien.

“Loan”: as defined in Section 2.1.

“Loan Documents”: the collective reference to this Agreement, the Guaranty Agreements, the Security Documents, the Intercreditor Agreement, and any amendment, restatement, amendment and restatement, waiver, supplement and/or other modification to any of the foregoing.

“Loan Guarantees”: the Guaranty of each Guarantor of the Borrower’s Obligations under this Agreement and the Loan Documents, executed pursuant to the provisions of this Agreement.

“Loan Parties”: the Borrower and each Guarantor.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, financial condition or results of operation of the Loan Parties or Parent and its subsidiaries (taken as a whole), (b) a material impairment of any Loan Party’s ability to perform their Obligations under the Loan Documents to which they are parties or of the Administrative Agent’s or the Lenders’ ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party.

“Material Contract”: with respect to any Loan Party, all contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date”: September 30, 2016.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: individually and collectively, one or more mortgages, deeds of trust or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Supermajority Lenders, that encumber Real Property Collateral.

“Mortgaged Vessel”: each Vessel and appurtenance thereto owned by any Loan Party and identified as such on Schedule 3.27 and each other Vessel and all appurtenances thereto with respect to which a Vessel Fleet Mortgage is granted pursuant to the Loan Documents.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent, the Borrower or any of their respective Commonly Controlled Entities has any obligation or liability, contingent or otherwise.

“Net Proceeds”: the aggregate cash proceeds and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, Taxes paid or payable as a result of the Asset Sale or Casualty or Condemnation Event, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event (other than ABL Obligations, Note (Indenture) Obligations, Third-Lien Note Obligations and Permitted Additional Pari Passu Obligations) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with Applicable Accounting Standards, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Net Proceeds Offer”: as defined in Section 6.4(e).

“Non-Recourse Debt”: Indebtedness

(a) except for a pledge of the Equity Interest of an Unrestricted Subsidiary as permitted by clause (20) of the definition of “Permitted Liens”, as to which none of Parent and its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary);

in each case except to the extent permitted by Section 6.1; provided, however, that Indebtedness shall not cease to be Non-Recourse Debt solely by reason of pledge by Parent or any of its Restricted Subsidiaries of Equity Interests of an Unrestricted Subsidiary of Parent or of a Person that is not a Subsidiary of Parent or such Restricted Subsidiary if recourse is limited to such Equity Interests.

“Non-US Pension Plan”: any Plan providing pension benefits to employees located primarily outside of the United States.

“Note Documents”: the Secured Notes, the Indentures and the security documents relating thereto.

“Note Liens”: all Liens in favor of the Notes Collateral Agents on Notes Priority Collateral securing the Note (Indenture) Obligations and any Permitted Additional Pari Passu Obligations.

“Note Guarantees”: the Guarantee and the performance of all Note (Indenture) Obligations by each Guarantor of the Borrower’s Note (Indenture) Obligations under the Indentures and the Secured Notes, executed pursuant to the provisions of the Indentures.

“Note (Indenture) Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Indentures or any of the other Note Documents.

“Notes Collateral Agents”: the collective reference to each “collateral agent” under each Indenture.

“Notes Priority Collateral”: shall have the meaning set forth in the Intercreditor Agreement.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, the Ship Mortgage Trustee or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising under, out of, or in connection with, this Agreement, any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel, agents and professional advisors to the Administrative Agent, the Collateral Agent, the Ship Mortgage Trustee or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise in connection with the Loan Documents.

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer”: with respect to Parent or the Borrower, the President, the Chief Executive Officer, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate”: when used with respect to the Borrower, means a certificate signed by an Officer of Parent that is delivered to the Administrative Agent.

“Opinion of Counsel”: an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Borrower, or other counsel acceptable to the Required Lenders, that is delivered to the Administrative Agent.

“Parent”: Horizon Lines, Inc.

“PATRIOT Act”: the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Participant”: as defined in Section 9.6(i).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by Parent, the Borrower or any of their respective Commonly Controlled Entities or to which Parent, the Borrower or any of their respective Commonly Controlled Entities has any obligation or liability, contingent or otherwise.

“Percentages”: as to any Lender at any time, the percentage which the sum of such Lender’s Commitments then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Permitted Additional Pari Passu Obligations”: obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) secured by the Note Liens; provided that, except in the case of Additional Notes, (i) the trustee or agent under such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (ii) Parent has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business”: any business conducted by Parent or any of its Restricted Subsidiaries on the Issue Date and any business that, in the good faith judgment of the Board of Directors of Parent, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof.

“Permitted Debt”: as defined in Section 6.3(b).

“Permitted Guarantor Release”: as defined in 9.15(d).

“Permitted Hedging Obligations”: any Hedging Obligations that would constitute Permitted Debt pursuant to clause (viii) of the definition of “Permitted Debt.”

“Permitted Investments”:

(1) (i) any Investment in the Borrower or any Guarantor and (ii) any Investment by any Restricted Subsidiary (other than the Borrower) that is not a Guarantor in Parent or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or any Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.4 or from a sale or other disposition of assets not constituting an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Permitted Hedging Obligations;

(8) loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of Parent or any direct or indirect parent entity of Parent, (b) required by applicable employment laws and (c) other loans and advances not to exceed $3.0 million at any one time outstanding;

(9) [Intentionally Omitted];

(10) any Investment of Parent or any of its Restricted Subsidiaries existing on the Issue Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(11) Guarantees otherwise permitted by the terms of this Agreement;

(12) receivables owing to Parent or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(13) payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(14) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons;

(15) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance Guarantees, in each case in the ordinary course of business;

(16) Investments resulting from the acquisition of a Person, otherwise permitted by this Agreement, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(17) reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa); provided in each case that the amount of such Investment is not increased thereby;

(18) any Investment in any Subsidiary of Parent or any joint venture in the ordinary course of business in connection with intercompany cash management arrangements or related activities;

(19) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed the greater of (x) $30.0 million and (y) 3.0% of Total Assets, in each case, net of any return of or on such Investments received by Parent or any Restricted Subsidiary of Parent; and

(20) the pledge of the Equity Interests of an Unrestricted Subsidiary as security for Indebtedness that is permitted by clause (20) of the definition of Permitted Liens.

“Permitted Liens”:

(1) any Liens (whose priority shall be governed by the Intercreditor Agreement) held by the Collateral Agent securing the Loans and the related Loan Guarantees;

(2) (a) any Liens (whose priority shall be governed by the Intercreditor Agreement) held by the First-Lien Notes Collateral Agent securing (i) the First-Lien Notes and the related First-Lien Note Guarantees outstanding on the Issue Date (and any related Exchange Notes and Exchange Note Guarantees) and (ii) any Permitted Additional Pari Passu Obligations, in an aggregate principal amount under such clauses (i) and (ii) not to exceed $225.0 million at any one time outstanding and (b) any Lien (whose priority shall be governed by the Intercreditor Agreement) securing the ABL Facility or any other Credit Facility so long as the aggregate principal amount outstanding under the ABL Facility and/or any successor Credit Facility does not exceed the principal amount which could be incurred under clause (i) of the definition of “Permitted Debt”;

(3) Liens in favor of the Borrower or the Guarantors;

(4) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or is merged into or consolidated with Parent or any Restricted Subsidiary of Parent (plus improvements and accessions to such property or proceeds or distributions thereof);

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent or any Restricted Subsidiary of Parent (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(6) Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (iv) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

(8) Liens existing on the Issue Date (other than the Term Loan Liens, the Note Liens, the ABL Liens, the Second-Lien Note Liens and the Third-Lien Note Liens);

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with Applicable Accounting Standards has been made therefor;

(10) Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(11) any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens on the assets of a Restricted Subsidiary that is neither a Guarantor nor the Borrower securing Indebtedness or other obligations of such Restricted Subsidiary permitted by this Agreement;

(13) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance secured Indebtedness permitted to be incurred under this Agreement (other than under this Agreement, the ABL Facility or the Secured Notes); provided, however, that (i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (ii) the new Lien is of no higher priority than the original Lien;

(14) Liens or leases or licenses or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(15) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or Guarantees provided by Parent or any Subsidiary of Parent;

(16) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self insurance or securing letters of credit issued in the ordinary course of business;

(17) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with Applicable Accounting Standards;

(18) Liens on (a) assets other than those constituting Collateral securing Permitted Hedging Obligations, (b) assets constituting Collateral securing Permitted Hedging Obligations to the extent that the Indebtedness to which the Hedging Obligations relate is permitted to be secured pursuant to this Agreement and (c) assets constituting Collateral securing Permitted Hedging Obligations that are ABL Obligations;

(19) any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense of the property of Parent or any Restricted Subsidiary, including intellectual property, as applicable;

(20) Liens on the Equity Interests of an Unrestricted Subsidiary of Parent or of a Person that is not a Subsidiary of Parent securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to Parent or any Restricted Subsidiary with respect to such Indebtedness is limited to such Equity Interests;

(21) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Parent or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(22) any obligations or duties affecting any of the property of Parent or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not impair the use of such property for the purposes for which it is held;

(23) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

(24) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(25) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(26) Liens consisting of any law or governmental regulation or permit requiring Parent or any of its Restricted Subsidiaries to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

(27) Liens on the unearned premiums under the insurance policies permitted by clause (xv) of the definition of “Permitted Debt” securing Indebtedness incurred pursuant to clause (xv) of the definition of “Permitted Debt”;

(28) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of Parent or any of its Restricted Subsidiaries;

(29) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business, and/or to secure other obligations permitted to be incurred pursuant to clause (xvi) of the definition of “Permitted Debt”;

(30) any netting or set-off arrangements entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of Parent or any of its Restricted Subsidiaries, including pursuant to any cash management agreement;

(31) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.3; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(32) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries and other Liens incidental to the conduct of the business of Parent and its Restricted Subsidiaries that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Parent and its Restricted Subsidiaries;

(33) Liens arising from UCC financing statement filings regarding operating leases entered into by Parent or any Restricted Subsidiary of Parent in the ordinary course of business or other precautionary UCC financing statement filings;

(34) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(35) Liens permitted under the Vessel Fleet Mortgage;

(36) Liens incurred in the ordinary course of business of Parent or its Restricted Subsidiaries arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels, equipment and inventory, repairs and improvements to Vessels, equipment and inventory, crews’ wages and maritime Liens;

(37) Liens for salvage;

(38) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, a Vessel (which term, for purposes of this clause (38), shall include the Capital Stock of a Person substantially all of the assets of which is a Vessel, equipment and inventory as the context may require), provided, however, (i) the principal amount of Indebtedness secured by such a Lien does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel, 87.5% of the sum of (1) the contract price pursuant to the Vessel Construction Contract for such Vessel and (2) any other Ready for Sea Cost for such Vessel, and (y) with respect to Indebtedness Incurred to finance the acquisition of such Vessel, 87.5% of the sum of (1) the contract price for the acquisition of such Vessel and (2) any other Ready for Sea Cost of such Vessel, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness, the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred (iii) in the case of a sale and leaseback transaction, the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred and (iv) in the case of Indebtedness representing Capital Lease Obligations relating to a Vessel, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1) the Fair Market Value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred and (2) any Ready for Sea Cost for such Vessel, provided, further, however that such Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(39) Liens (whose priority shall be governed by the Intercreditor Agreement) held by (i) the Second-Lien Notes Collateral Agent securing the $100.0 million aggregate initial principal amount of Second-Lien Notes (and the Guarantees by the Guarantors in respect thereof) issued on the Issue Date and additional Second-Lien Notes (and Guarantees by the Guarantors in respect thereof) issued after the Issue Date as “PIK Interest” (as defined in the Second-Lien Notes Indenture in effect on the Issue Date) on such Second-Lien Notes or on any Second-Lien Notes issued as such “PIK Interest” and (ii) the Third-Lien Notes Collateral Agent securing the Third-Lien Notes (and the Guarantees by the Guarantors in respect thereof) in an aggregate initial principal amount of up to $280.0 million (less the aggregate principal amount of any Third-Lien Notes that have been converted in a “Mandatory Conversion” pursuant to the terms thereof) and additional Third-Lien Notes (and Guarantees by the Guarantors in respect thereof) issued after the Issue Date as “PIK Interest” (as defined in the Third-Lien Notes Indenture in effect on the Issue Date) on such Third-Lien Notes or on any Third-Lien Notes issued as such “PIK Interest” and all related obligations; and

(40) Liens (whose priority shall be governed by the Intercreditor Agreement and shall equal the priority of the Liens securing the Second-Lien Notes issued on the Issue Date) securing up to $50.0 million aggregate principal amount of Indebtedness incurred pursuant to clause (xxiii) of the definition of “Permitted Debt”.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under Applicable Accounting Standards and (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith.

“Permitted Refinancing Indebtedness”: any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness, such Permitted Refinancing Indebtedness is subordinated in right of payment on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) Permitted Refinancing Indebtedness may not be incurred by a Person other than the Borrower and any of the Guarantors to renew refund, refinance, replace, defease or discharge any Indebtedness of the Borrower or a Guarantor.

“Permitted Release Transaction”: as defined in Section 9.15(a).

“Person”: any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Ready for Sea Costs”: with respect to a Vessel or Vessels to be acquired or leased (pursuant to a Capital Lease Obligation) by Parent or any Restricted Subsidiaries, the aggregate amount of expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for their intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified and accounted for as “property, plant and equipment” in accordance with Applicable Accounting Standards.

“Real Property”: any estates or interests in real property now owned or hereafter by Parent or its Subsidiaries.

“Register”: as defined in Section 9.6(b)(iv).

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its Subsidiaries.

“Related Parties”: as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Remedial Action”: all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment after impact by Hazardous Materials, or (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities with respect to any of the foregoing.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Representatives”: as defined in Section 9.14.

“Required Lenders”: at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of Parent or the Borrower, as applicable, or (with respect to Section 5.6) any Loan Party and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of Parent or the Borrower, as applicable.

“Restricted Investment”: any Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 6.1.

“Restricted Subsidiary”: with respect to any Person, any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Where (i) such term is used without a referent Person or (ii) such term is used with reference to Parent,, such term shall be deemed to mean a Subsidiary of Parent that is not an Unrestricted Subsidiary (including, without limitation the Borrower), unless the context otherwise requires.

“Sale of Notes Priority Collateral”: any Asset Sale to the extent involving a sale, lease or other disposition of Notes Priority Collateral.

“Sanctioned Entity”: (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person”: a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second-Lien Indenture”: as defined in the recitals.

“Second-Lien Note Documents”: the Second-Lien Notes and the Guarantees thereof, the Second-Lien Notes Indenture and the security documents relating to the Second-Lien Notes Indenture.

“Second-Lien Note Liens”: all Liens in favor of the Second-Lien Notes Collateral Agent on Collateral securing the Second-Lien Note Obligations.

“Second-Lien Note Obligations”: the obligations of the Borrower and any other obligor under the Second-Lien Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Second-Lien Notes Indenture, the Second-Lien Notes and the performance of all other obligations to the trustee and the holders under the Second-Lien Note Documents, according to the respective terms thereof.

“Second-Lien Notes”: as defined in the recitals.

“Second-Lien Notes Collateral Agent”: the trustee under the Second-Lien Indenture, in its capacity as collateral agent for the holders of the Second-Lien Notes, together with its successors in such capacity.

“Secured Notes”: as defined in the recitals.

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Ship Mortgage Trustee, and any other holder from time to time of any of the Obligations (in their capacities as holders thereof) and, in each case, their respective successors and permitted assigns.

“Securities Account”: any securities account (as that term is defined in the UCC).

“Securities Act”: the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Security Agreement”: the Security Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents”: the collective reference to the Security Agreement, the Vessel Fleet Mortgage, any Control Agreement and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Senior Lien Debt”: with respect to any Collateral whose Excess Proceeds are required to be applied pursuant to Section 6.4, any Indebtedness or other Obligations secured by Liens on such Collateral ranking higher in priority to the Term Loan Liens.

“Ship Mortgage Trustee”: as defined in the preamble hereto.

“Ship Trust Document”: as defined in Section 10.1.

“Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“Solvent”: with respect to any Person or consolidated group of Persons, taken as a whole (a “Group”), as of any date of determination, (a) the amount of the “fair value” of the assets of such Person or Group will, as of such date, exceed the amount of all “liabilities of such Person or Group, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person or Group is greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person or Group is not engaged in business for which its Property would constitute an unreasonably small amount of capital with which to conduct its business and (d) such Person or Group will be able to pay its debts as they mature in the normal course of business. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Stated Maturity”: with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness”: shall have the meaning specified in Section 6.1(a)(iii).

“Subsidiary”: with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof) to the extent such partnership is included in the consolidated financial statements of such Person.

“Successor Borrower”: as defined in Section 6.12(a)(i)(2).

“Successor Parent”: as defined in Section 6.12(b)(i)(2).

“Supermajority Lenders”: at any time, Required Lenders; provided that so long as any Lender on the Closing Date (or Affiliate thereof) is a Lender, Required Lenders must include all such Lenders.

“Tacoma Seller”: as defined in the recitals.

“Taxes”: any and all present or future taxes, levies, imposts, deductions, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event”: the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $10,000,000 (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the IRC or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Term Loan Liens”: all Liens in favor of the Collateral Agent on Collateral securing the Obligations.

“Term Loan Note”: any promissory note evidencing any Loan.

“Third-Lien Indenture”: as defined in the recitals.

“Third-Lien Note Documents”: the Third-Lien Notes and the guarantees thereof, the Third-Lien Indenture and the security documents relating to the Third-Lien Indenture.

“Third-Lien Note Liens”: all Liens in favor of the Third-Lien Notes Collateral Agent on Collateral securing the Third-Lien Note Obligations.

“Third-Lien Note Obligations”: the obligations of Parent and any other obligor under the Third-Lien Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Third-Lien Indenture, the Third-Lien Notes and the performance of all other obligations (including, without limitation, payment of fees and expenses of the trustee and collateral agent, including fees and expenses of their agents, attorneys and professional advisors) to the trustee and the holders under the Third-Lien Note Documents, according to the respective terms thereof.

“Third-Lien Notes”: as defined in the recitals.

“Third-Lien Notes Collateral Agent”: the trustee under the Third-Lien Indenture, in its capacity as collateral agent for the holders of the Third-Lien Notes, together with its successors in such capacity.

“Total Assets”: the total assets of Parent and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of Parent, prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with Applicable Accounting Standards, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Transactions”: the entering into the Loan Documents, the borrowing of the Loans on the Closing Date, the payment of fees and expenses in connection therewith, and the contribution of the proceeds of the Loans to Borrower SPE.

“Trust”: as defined in Section 10.7

“Trust Estate”: as defined in Section 10.7.

“Trust Monies”: shall include only Net Proceeds required to be deposited into the Collateral Proceeds Account pursuant to the terms of Section 6.4, amounts deposited in the Collateral Proceeds Account in accordance with the Security Agreement and any investment return in respect thereof received by the Collateral Agent.

“UCC”: as defined in Security Agreement.

“Unasserted Obligations”: at any time, Obligations for taxes, costs, indemnifications, reimbursements, expenses, damages and other liabilities (except for the principal of and interest on, and fees relating to, the Loans) in respect of which no claim or demand for payment has been made or is reasonably expected to be made at such time.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Parent, but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) except as permitted by Section 6.5, is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or any such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(c) except as otherwise permitted by Section 6.1, is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has a direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) except as otherwise permitted by Section 6.1 has not guaranteed or otherwise provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries.

“U.S. GAAP”: generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States in effect on the Issue Date.

“U.S. Person”: a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“U.S. Subsidiary” with respect to any Person, any Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia.

“Vessel”: any watercraft or other artificial contrivance used, or capable of being used, as a means of transportation on water which is owned by and registered in the name of the Borrower or any Guarantor or leased by the Borrower or any Guarantor pursuant to a lease on a demise or bareboat charter basis or pursuant to an operating agreement constituting a Capital Lease Obligation, including all spares, equipment, and any additional improvements associated with such watercraft or contrivance.

“Vessel Construction Contract”: any contract for the construction (or construction and acquisition”) of a Vessel entered into by the Borrower or its Restricted Subsidiaries, including any amendments, supplements or modifications thereto or change orders in respect thereof.

“Vessel Fleet Mortgage”: First Preferred Fleet Mortgage, dated as of the date hereof, by the Loan Party party thereto in favor of the Ship Mortgage Trustee covering the Vessels specified therein.

“Vessel Purchase Agreements”: as defined in the preamble hereto.

“Voting Stock”: of any specified Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary”: with respect to any specified Person, a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Wholly-Owned Subsidiary”: with respect to any specified Person, a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Parent and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Standards, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 6 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The term “license” shall include sub-license.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) References to Subordination. For the avoidance of doubt, for all purposes under this Agreement, including, without limitation, Section 6.1(b), this Agreement shall not treat Indebtedness as being (x) contractually subordinated or junior or (y) subordinated or junior in right of payment, in each case, to any other Indebtedness merely because such Indebtedness is (i) unsecured, (ii) secured by Liens of a junior priority on the same Collateral to those securing such other Indebtedness or (iii) secured by different collateral.

(g) Payments, Instructions, Notices, Opinions and Certifications by the Borrower. Any payment required to be made by the Borrower under this Agreement may be made by the Parent on behalf of the Borrower. Any instruction, notice, certificate, opinion or Officer’s Certificate to be given or provided by the Borrower under this Agreement may be given or provided by the Parent instead.

(h) [Intentionally Omitted].

(i) Any reference in this Agreement or in any of the other Loan Documents to a Default that is continuing or an Event of Default that is continuing or the continuance thereof, shall mean (i) in the case of a Default, one that has not been cured within any applicable cure period (to the extent susceptible to cure), and (ii) in the case of an Event of Default, one that has not been waived in writing by the Lenders or the Required Lenders, as the case may be. In further clarification of the foregoing, any Event of Default under this Agreement or under any other Loan Document shall be “continuing” unless and until such Event of Default has been waived in writing by the Lenders or the Required Lenders, as the case may be.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1. Commitments.

Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. The obligations of each Lender are several and not joint.

2.2. Procedure for Loan Borrowing.

The Borrower shall give the Administrative Agent notice, substantially in the form of Exhibit F hereto, (which notice must be received by the Administrative Agent not later than 10:00 A.M., New York City time, on the Closing Date requesting that the Lenders make the Loans on the Closing Date and specifying (i) the aggregate principal amount to be borrowed and (ii) the requested Closing Date. Upon receipt of such borrowing notice the Administrative Agent shall promptly notify each Lender thereof. As soon as practicable on the Closing Date after satisfaction of the conditions specified in Section 4.1, each Lender shall make available to the Borrower to the following account an amount in immediately available funds equal to the Loan or Loans to be made by such Lender:

Bank Name: JPMorgan Chase

ABA #: 021-000-021

Account #: 838725232

Account Name: Horizon Lines, LLC

Bank Address: 1 Chase Manhattan Plaza, New York, NY 10005-1401

2.3. No Amortization. The outstanding amount of the Loan of each Lender shall be payable in full on the Maturity Date.

2.4. Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the principal amount of each outstanding Loan of such Lender made to the Borrower as set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 7.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain and make available for inspection by the Borrower the Register pursuant to Section 9.6(b)(iii), and a subaccount therein for each Lender, in which shall be recorded (A) the amount of each Loan made hereunder and any Note evidencing such Loan, (B) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or the other obligations of the Borrower to such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form attached as Exhibit E hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.6) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

2.5. Fees, etc. The Borrower agrees to pay to the Agents the fees in the amounts and on the dates as set forth in any fee agreements, including the agreement dated January 29, 2013 among the Borrower and the Administrative Agent.

2.6. Optional Prepayments.

(a) Except as provided in clause (b) below, the Borrower may not prepay the Loans in whole or in part at any time.

(b) The Borrower may prepay the outstanding principal of Loans in full, but not in part, on any date on which the First-Lien Notes have been redeemed in full (other than contingent or indemnification obligations not then asserted or due) and all obligations under the $75 Million Facility have been repaid in full (other than contingent or indemnification obligations not then asserted or due), provided that the Borrower agrees to pay, on the date of such prepayment, to the Administrative Agent, for the ratable account of each Lender, a prepayment premium equal to 5% of the principal amount of the Loans so prepaid.

2.7. [Intentionally Omitted].

2.8. Interest Rates and Payment Dates.

(a) Each Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Interest Rate

(b) If an Event of Default has occurred and is continuing all principal of the Loans and outstanding due and unpaid amounts shall bear interest at a rate per annum equal to, in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%.

(c) Interest shall be payable by the Borrower in arrears on each Interest Payment Date, commencing March 31, 2013 (provided that interest shall be calculated assuming accrual beginning January 8, 2013); provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

(d) All interest hereunder shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

2.9. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower shall be made pro rata according to the respective Percentages of the relevant Lenders. Each payment (including prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders, pro rata according to the respective amounts then due and owing to such Lenders.

(b) Payments. The Borrower shall make each payment under any Loan Document not later than 2:00 P.M., New York City time, on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Bank Name: US Bank NA

ABA #:091-000-022

Account #: 104790617633

Account Name: Corporate Trust Agency Services

F/F/C: 170130-700

(c) Payment Dates. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d) Advancing Payments. Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing in this subsection shall be deemed to limit the rights of the Administrative Agent against the Borrower. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e) Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.9 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to the outstanding principal balance of the Loans of the Lenders on a pro rata basis. Amounts repaid or prepaid pursuant to this clause (e) or clause (f) below on account of the Loans may not be reborrowed.

(f) Application of Mandatory Prepayments. Subject to the provisions of clause (g) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 6.4 and Section 6.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (f) shall be applied: first, to repay the outstanding principal balance of the Loans of the Lenders on a pro rata basis until paid in full, and second, the excess (if any) shall be retained by the Borrower.

(g) Application of Payments During an Event of Default. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts owing and payable to the Administrative Agent, the Collateral Agent and the Ship Mortgage Trustee in its capacities as such (including fees, disbursements and other charges of counsel, agents and other advisors);

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts owing and payable to the Lenders (including fees and disbursements and other charges of counsel) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, to the payment in full of all other Obligations then due and owing, in each case to the Administrative Agent, the Collateral Agent and the Ship Mortgage Trustee, and then, to the Lenders, ratably, based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

finally, the balance, if any, after all Obligations (other than Unasserted Obligations) have been paid in full, to the Borrower or as otherwise required by Law.

(h) No Implied Consent. Provisions contained in this Section 2.9 for application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof.

2.10. Taxes.

(a) All payments made by or on behalf of a Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, unless otherwise required by any Requirement of Law. In the event any deduction or withholding of Taxes is so required, each applicable Loan Party shall timely pay (or cause to be paid on its behalf) the full amount of such Taxes to the relevant Governmental Authority in accordance with applicable Laws. If such Taxes are Indemnified Taxes each Loan Party agrees to pay such additional amounts as are necessary (whether or not such Taxes or amounts were correctly or legally imposed or asserted by the relevant Governmental Authority) so that after making all such required deductions for Indemnified Taxes (including deductions applicable to additional amounts payable under this Section 2.10(a)) every payment of all amounts due under this Agreement or any Loan Document, including any amount paid pursuant to this Section 2.10(a) after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount which would have been received had no such withholding or deduction of Indemnified Taxes been made. The Loan Parties will furnish to the Administrative Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable Laws, certified copies of tax receipts issued by the Governmental Authority (or other evidence reasonably acceptable to the Administrative Agent) evidencing such payment by the Loan Parties. Without duplication of amounts paid pursuant to the previous sentence, the Loan Parties shall jointly and severally indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including such amounts described in Section 2.10(b) and any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section) paid by such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate prepared in good faith as to the amount of such payment or liability delivered to the Borrower by the Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b) The Loan Parties agree to timely pay any present or future stamp, irrecoverable value added, filing, recording, intangible, court or documentary or other similar taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, registration, recordation, or filing of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or any other Loan Document.

(c) If the Administrative Agent, a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Person agrees with and in favor of Borrower and the Administrative Agent, to deliver to each of Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only, and, in the case of the Administrative Agent, to Borrower only) one of the following before receiving its first payment under this Agreement (all such forms are required to be provided by the beneficial owner of such payments, other than those forms required by Section 2.10(c)(i)(B) or Section 2.10(c)(iv)):

(i) if the Administrative Agent, such Lender or such Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the applicable Person, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the Code, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the Code), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Code, and (B) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if the Administrative Agent, such Lender or such Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of Internal Revenue Service Form W-8BEN;

(iii) if the Administrative Agent, such Lender or such Participant is entitled to claim that any payment made under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Person, a properly completed and executed copy of Internal Revenue Service Form W-8ECI;

(iv) if the Administrative Agent, such Lender or such Participant is entitled to claim that any payment made under this Agreement is exempt from United States withholding tax because such Person serves as an intermediary, a properly completed and executed copy of Internal Revenue Service Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including Internal Revenue Service Form W-9, as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.

The Administrative Agent, and each Lender or Participant shall agree to provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify the Administrative Agent and Borrower (or, in the case of a Participant, to the Lender granting the participation only and in the case of the Administrative Agent, Borrower only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

2.11. Mitigation of Costs; Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a) with respect to such Lender, it will use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that no such designation is made on terms that, in the sole judgment of such Lender, subject such Lender and its lending office(s) to any unreimbursed costs or are otherwise disadvantageous to such Lender and its lending office(s); provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.1.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and the Lenders and to make the Loans, the Loan Parties hereby jointly represent and warrant to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date, that (it being understood and agreed that notwithstanding anything herein to the contrary, no Unrestricted Subsidiary shall constitute a “Subsidiary” of Parent (or any Subsidiary of Parent) for any purposes of this Section 3 except each Unrestricted Subsidiary shall constitute a “Subsidiary” of Parent for purposes of Sections 3.2(c) (solely the first sentence thereof), 3.8, 3.9, 3.12, 3.13, 3.19, 3.22, 3.23, 3.24, 3.25 and 3.28):

3.1. [Intentionally Omitted].

3.2. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect (iii) has all requisite power and authority to own and operate its properties, to carry on its business as conducted where the failure to comply with this clause (iii) could reasonably be expected to result in a Material Adverse Effect and (iv) has all requisite power and authority to, to enter into and perform under the Loan Documents to which it is a party and to carry out the Transactions.

(b) Set forth on Schedule 3.2 is a complete and accurate description of the authorized Capital Stock of Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c) Set forth on Schedule 3.2, is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries as of the Closing Date, showing, as of the Closing Date: (i) the number and percentage of each class of Stock owned directly or indirectly by Parent and its Subsidiaries in each of such Subsidiaries, and (ii) the number of shares of each class of common and preferred Stock (if any) authorized for each Loan Party and its Subsidiaries. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 3.2, there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ Capital Stock or any security convertible into or exchangeable for any such Capital Stock.

3.3. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party or its Subsidiaries, the governing documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party or its Subsidiaries, other than violations which, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract (except those as to which waivers or consents have been obtained) except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s equity holders or any approval or consent of any Person under any Material Contract, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

3.4. Governmental Consents.

(a) The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party, (b) the acceptance of Loans by the Borrower, (c) the making of the Guaranty and (d) the consummation of the other Transactions, in each case, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise filed or recorded by the Loan Parties, as of the Closing Date or, if later, as specified in Schedule 3.4 or as required pursuant to Section 6.12 or the Security Agreement.

3.5. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles (whether enforcement is sought by proceedings in equity or at law) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) the Collateral Agent’s Liens are and will be (other than with respect to Excluded Assets):

(i) validly created;

(ii) perfected (to the extent required under the Loan Documents) (A) with respect to ABL Priority Collateral, upon the (I) execution and delivery of Control Agreements with respect to Collateral Accounts as contemplated by the Loan Documents and (II) the filing of financing statements and (B) with respect to the Notes Priority Collateral, upon the (I) execution and delivery of Control Agreements with respect to Collateral Accounts as contemplated by the Loan Documents, (II) the filing of financing statements, the filing of intellectual property security agreements with the United States Patent and Trademark Office and/or the United States Copyright Office, the recordation of Mortgages and the filing and recording of Vessel Fleet Mortgages, in each case, in the appropriate filing offices and the payment of the associated filing or recordation fees (provided that it is acknowledged that the Liens shall not be perfected with respect to any non-U.S. copyrights, patents or trademarks), and (III) the taking of possession or control by the Administrative Agent or the Collateral Agent with respect to which a security interest may be perfected only by possession or control in each case under this clause (ii), to the extent such Liens can be perfected by such actions; and

(iii) to the extent perfected as set forth in clause (ii) above, first priority in and upon the Notes Priority Collateral and, in the case of ABL Priority Collateral, the priority set forth in the Intercreditor Agreement (subject, in each case, only to Permitted Liens and the relative priorities thereof).

3.6. Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, marketable and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to or a license or other right to use (in the case of all other personal property), all of its respective assets (except for minor defects in title to property that do not materially interfere with its ability to conduct its business as currently conducted or to use such properties for their intended purposes), which, together with assets leased or licensed by the Loan Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Loan Parties and their Subsidiaries. After giving effect to the Transactions, none of such assets are subject to any Lien except for Permitted Liens.

3.7. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name of (within the meaning of Section 9-503 of the UCC) and jurisdiction of organization of each Loan Party and each of its Subsidiaries as of the Closing Date is set forth on Schedule 3.7(a).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located as of the Closing Date at the address indicated on Schedule 3.7(b).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified as of the Closing Date on Schedule 3.7(c).

(d) As of the Closing Date, no Loan Party holds any commercial tort claims for which the expected amount recoverable exceeds $1,000,000, except as set forth on Schedule 3.7(d).

3.8. Litigation. Except as specifically set forth on Schedule 3.8, there are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, threatened in writing against a Loan Party, any of its Subsidiaries or any assets thereof that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

3.9. Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3.10. No Material Adverse Effect; Financial Statements. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Parent or Borrower to the Administrative Agent have been prepared in accordance with Applicable Accounting Standards (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 25, 2011, there has not been any change, development or event, that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Loan Parties or Holdings and its Subsidiaries (taken as a whole).

3.11. Fraudulent Transfer. After giving effect to the Transactions, Borrower and its Subsidiaries, taken as a whole, are Solvent. In executing the Loan Documents and consummating the Transactions, no Loan Party intends to hinder, delay, or defraud either present or future creditors of such Loan Party.

3.12. Employee Benefits.

(a) Each Loan Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Pension Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by any Loan Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Pension Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to result in a Material Adverse Effect.

(b) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Loan Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing with respect to a Pension Plan as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

(c) Except where the failure of any of the following representations to be correct could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code.

(d) No Termination Event has occurred or is reasonably expected to occur which reasonably could be expected to result in a Material Adverse Effect.

(e) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to result in a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of Parent and Borrower after due inquiry, threatened concerning or involving any Pension Plan.

3.13. Environmental Condition. Except as set forth on Schedule 3.13, (a) no Loan Party’s nor any of its Subsidiaries’ properties or assets have ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law that could reasonably be expected to result in a Material Adverse Effect, (b) no Loan Party’s nor any of its Subsidiaries’ properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site for which such designation or identification could reasonably be expected to result in a Material Adverse Effect, (c) no Loan Party nor any of its Subsidiaries has received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3.14. Intellectual Property. Each Loan Party and its Subsidiaries own, or hold licenses or other valid rights to use, all trademarks, trade names, copyrights, patents, and licenses that are material to the conduct of its business as currently conducted, and attached hereto as Schedule 3.14 is a true, correct, and complete listing, as of the Closing Date, of all material registered or applied for trademarks, copyrights and patents as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee.

3.15. Leases. (a) Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all of its leases to which they are parties or under which they are operating, (b) all of such leases are valid, subsisting and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally and by general equitable principles and (c) no material default by the applicable Loan Party or its Subsidiaries exists under any such leases, except, in each case of the foregoing clauses (a), (b), and (c), as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

3.16. Deposit Accounts and Securities Accounts. As of the Closing Date, set forth on Schedule 3.16 is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person, and (c) identification of any Excluded Accounts and any Controlled Account.

3.17. Complete Disclosure. All factual information taken as a whole (other than forward-looking information, projections, information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to the Administrative Agent and each Lender requesting the same (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, is true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

3.18. Material Contracts. Set forth on Schedule 3.18 in reasonable detail is a list of the Material Contracts as of the Closing Date. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and (b) is not in default due to the action or inaction of the applicable Loan Party.

3.19. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.20. [Intentionally Omitted].

3.21. Taxes. All material tax and information returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes due and payable and all material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid before becoming delinquent and having penalties attach thereto, except to the extent the validity of such assessment or tax shall be the subject of a Permitted Protest, and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest or proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with Applicable Accounting Standards for all material taxes not yet due and payable. Borrower knows of no material proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with Applicable Accounting Standards shall have been made or provided therefor.

3.22. Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

3.23. Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

3.24. OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

3.25. Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Parent and Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, or (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a material liability.

3.26. Owned and Leased Locations. Schedule 3.26 sets forth, as of the Closing Date, a complete and accurate list of all real property owned or leased by each Loan Party and identifies (a) whether such property is owned or leased, (b) those properties where the books and records of any Loan Party pertaining to Collateral are located and (c), if such locations identified under clause (b) are leased, the lessor with respect to such property and the monthly lease payments.

3.27. Vessels. Schedule 3.27 sets forth, as of the Closing Date, for each Vessel, (a) its name, (b) its owner, (c) the arrangements (including intercompany arrangements) pursuant to which the Vessel is chartered or operated by any Loan Party or Subsidiary as of the Closing Date, (d) its class description, (e) the name of its classification society, (f) its shipyard and year in which the Vessel was constructed and (g) any and all applicable Chartered Vessel Documents. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and their Subsidiaries own or are licensed or otherwise have the right to use all Vessels. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Vessel (i) is adequate and suitable for use by such Loan Party or Subsidiary in its business as presently conducted by it, ordinary wear and tear and depreciation excepted; (ii) is seaworthy for hull and machinery insurance warranty purposes; (iii) is insured in accordance with the Vessel Fleet Mortgage and each of the arrangements pursuant to which the Vessel is chartered or operated by the Loan Parties as set forth in Schedule 3.27; (iv) is in compliance with any applicable Chartered Vessel Documents covering such Vessel; (v) is in compliance with all Federal, state, local or foreign statutes, laws, regulations, ordinances, rules, judgments, orders, code and decrees, or rule of common law (including Environmental Laws) as are applicable to Vessels documented under U.S. flag and is operated by a Loan Party or any Subsidiary in accordance with past practice; (vi) is properly documented under the U.S. flag and owned by a Person eligible to document the Vessel pursuant to 46 U.S.C. § 12103, and if holding a coastwise trade endorsement, is owned by a Person deemed to be (or in the case of a Chartered Vessel, a Person who has represented to Parent, Borrower, and the U.S. Coast Guard, that it is) a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d); and (vii) except as set forth on Schedule 3.27 is in compliance with the requirements of its present class and classification society. As of the Closing Date, all of the Vessels are in class.

3.28. Jones Act Trade. Each of the Loan Parties and their Subsidiaries, in each case, to the extent it owns or operates Vessels in the coastwise trade of the United States, is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d). Each of the Mortgaged Vessels is duly documented in the name of the respective Loan Party or Subsidiary and duly qualified for the coastwise trade of the United States. Each of the Vessels covered by a Chartered Vessel Document is duly documented (or upon delivery by the shipyard building the same will be duly documented) in the name of the owner thereof and the relevant Chartered Vessel Documents are or shall be in full force and effect.

3.29. Unrestricted Subsidiaries. As of the Closing Date, the only Unrestricted Subsidiaries of the Parent are Horizon Lines Merchant Vessels, LLC, Horizon Lines Alaska Vessels, LLC and Horizon Lines Alaska Terminals, LLC and they have been properly designated as such under each of the Indentures.

SECTION 4. CONDITIONS PRECEDENT

4.1. Conditions to Loan. The occurrence of the Closing Date is subject to the satisfaction (or waiver by the initial Lenders), of the following conditions precedent; provided, that, the Agents shall not be responsible in any way for the form, substance and completeness of such conditions precedent and shall not be responsible for ascertaining the adequacy or effectiveness of such deliverables or whether any or all of such deliverables have been delivered:

(a) The Acquisition shall be consummated substantially concurrently with the funding of the Loans pursuant to the Vessel Purchase Agreements.

(b) The Loan Parties shall have executed and delivered to the Agents this Agreement.

(c) The Loan Parties shall have executed and delivered to the Agents the Security Agreement and the Assignment of Insurances.

(d) The Guarantors shall have executed and delivered to the Agents the Guaranty.

(e) The Borrower shall have executed and delivered to each Lender a Term Loan Note if such Lender has requested the same at least one Business Day prior to the Closing Date.

(f) The Borrower shall have delivered to the Agents duly correct and complete copies of the Vessel Purchase Agreements.

(g) The Loan Parties shall have delivered to the Agents a Closing Certificate in the form of Exhibit J hereto duly executed by a Responsible Officer of the Borrower.

(h) The Agents and the Lenders shall have received the opinions of (i) Kirkland & Ellis, LLP, counsel to the Loan Parties with respect to certain customary matters; (ii) Blank Rome LLP, maritime counsel for the Loan Parties, with respect to certain customary matters and (iii) Carlsmith Ball LLP, special Hawaii counsel to Hawaii Stevedores, Inc. with respect to certain customary matters, in each case satisfactory in form and substance (and with respect to customary matters) reasonably satisfactory to the initial Lenders.

(i) The Lenders shall have received a solvency certificate (the “Solvency Certificate”) in the form of Exhibit I hereto.

(j) Since December 25, 2011, there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Loan Parties or Parent and its Subsidiaries (taken as a whole).

(k) No Default or Event of Default shall have occurred and be continuing under the Loan Documents, in each case determined on a pro forma basis after giving effect to the Transactions occurring on the Closing Date.

(l) The representations and warranties contained in the Loan Documents shall be true and correct in all material respects as of the Closing Date.

(m) The Borrower shall have delivered a borrowing notice in accordance with Section 2.2.

(n) Each Lender shall have received, at least 3 Business Days prior to the Closing Date, all documentation and other information reasonably requested by Lenders in writing and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(o) All fees and expenses due to the Agents and each Lender shall have been paid or shall be paid concurrently with the funding of the Loans.

(p) The Lenders shall have received on or prior to the Closing Date the results of recent lien searches with respect to the Loan Parties and the Mortgaged Vessels; and such searches shall not reveal any liens other than Permitted Liens or Liens to be discharged substantially concurrently with the funding of the Loans on the Closing Date pursuant to customary release documentation reasonably satisfactory to the Lenders.

(q) Each Lender shall have received on or prior to the Closing Date (i) evidence of obtaining all necessary consents, approvals or waivers under the Indentures and the ABL Credit Agreement or other material third party and governmental consents necessary in connection with Transactions or the Acquisition or the financing thereof with the proceeds of the Loans and the proceeds of the loans under the $75 Million Loan Agreement (to the extent failure to obtain such consents would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Borrower), except that consents under the Third-Lien Notes shall in any event not be required and (ii) a certificate of the Borrower as to the absence of litigation or regulatory action materially adverse to the structure, validity or enforceability of the Facility.

(r) The Lenders shall have received on or prior to the Closing Date evidence of insurance required by Section 5.7.

(s) On or prior to the Closing Date (which may be concurrently with the funding of the Loans), Borrower SPE shall have borrowed not less than $75,000,000 in principal amount of loans under the $75 Million Loan Agreement.

(t) Holdings SPE shall have received from Horizon Lines of Alaska, and shall have simultaneously made to the Borrower SPE, a capital contribution in the amount of at least $20,000,000 (less transaction expenses incurred in connection with this Agreement) from the proceeds of the Loans.

(u) The Administrative Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party.

(v) The Administrative Agent shall have received a copy of each Loan Parties’ certificate of formation or incorporation, as applicable, and operating agreement, as amended, modified, or supplemented to the Closing Date, certified, if applicable, by the appropriate officer of the jurisdiction of organization of such Loan Party and the Secretary of such Loan Party.

(w) The Administrative Agent shall have received a certificate of status with respect to each Loan Party as of a recent date prior to the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction.

(x) All Closing Date Perfection Actions shall have been taken.

(y) The Administrative Agent shall have received a certificate signed by a Responsible Officer of Parent which certifies that each Loan Party that owns or operates vessels in the coastwise trade of the United States is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d).

(z) The Borrower shall have delivered the Intercreditor Agreement, duly executed by each party thereto, in proper form for recording with the US Coast Guard National Vessel Documentation Center.

Without limiting the generality of the provisions of Section 8.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5. AFFIRMATIVE COVENANTS

Parent and Borrower (each on behalf of itself and each of its Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Agents hereunder (other than Unasserted Obligations), Parent and Borrower shall, and shall cause each of its Restricted Subsidiaries to comply with the following:

5.1. Reports.

(a) So long as any Loans are outstanding and if Parent is required by the rules and regulations of the Commission to files such reports with the Commission, Parent will furnish to the Administrative Agent, within the time periods specified in the Commission’s rules and regulations (including any extensions provided therein) for a filer that is a “non-accelerated filer” (or any successor term that provides an entity with the greatest time period for filing periodic reports with the Commission plus five Business Days):

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-K and 10-Q (or any successor or comparable forms) if Parent were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K (or any successor or comparable form) if Parent were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Parent’s consolidated financial statements by Parent’s certified independent accountants. Notwithstanding the above reporting requirements, Parent shall not be required to disclose to the Administrative Agent (or the Lenders) any materials for which it has sought and has received (or reasonably expects to receive) confidential treatment from the Commission. All reports filed with the Commission via EDGAR (or any successor system) shall be deemed to have been furnished to the Administrative Agent in accordance with this Section 5.1.

If Parent is not required by the rules and regulations of the Commission to file such reports with the Commission, then Parent will furnish to the Administrative Agent the financial statements, reports and other items furnished (or required to be furnished) to the ABL Agent pursuant to Section 5.1 of the ABL Credit Agreement as in effect on the Closing Date and whether or not such ABL Credit Agreement remains in effect; provided that Parent shall clearly and conspicuously mark any such reports or information indicating whether it contains material nonpublic information. If no indication is made, it is presumed that such information is material nonpublic information; provided that promptly upon receipt of any such reports or information that are not clearly and conspicuously marked regarding whether such reports or information contain material nonpublic information, the Administrative Agent shall request Parent, and Parent shall promptly comply with such request, to clearly and conspicuously mark any such reports or information indicating whether it contains material nonpublic information. Any information that is not clearly labeled or indicated as not containing material nonpublic information shall not be provided by the Administrative Agent to any Lender unless such Lender specifically requests in writing access to material nonpublic information.

Parent will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Parent’s filings for any reason, Parent will post the reports required by this Section 5.1(a) on its website within the time periods described above.

(b) [Intentionally Omitted].

(c) Notwithstanding anything herein to the contrary, Parent will not be deemed to have failed to comply with this Section 5.1 for the purposes of Section 7.1(d) until 60 days after the proper notice under Section 7.1(d) has been provided.

5.2. Patriot Act Information. Furnish to the Administrative Agent for delivery to the relevant Lender, promptly, such additional financial and other information (including information required by the USA Patriot Act) as the Administrative Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request.

5.3. Existence. Subject to Section 6.12, Parent will do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents of Parent or any such Restricted Subsidiary; and

(b) the rights (charter and statutory), licenses and franchises of Parent and its Restricted Subsidiaries; provided, however, that Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Borrower), if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole, and that the loss thereof would not reasonably be expected to have a material adverse effect on Parent and its Restricted Subsidiaries, taken as a whole.

5.4. Stay, Extension and Usury Laws. Borrower (and, by executing its Guaranty, each Guarantor) covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and the Borrower (and, by executing its Guaranty, each Guarantor) (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

5.5. Use of Proceeds. The proceeds of the Loans less transaction expenses incurred in connection with this Agreement shall be contributed as a capital contribution through Horizon Lines of Alaska to Borrower SPE and will be used on the Closing Date, together with the proceeds of the $75 Million Facility, to consummate the Acquisition pursuant to the Vessel Purchase Agreements.

5.6. Compliance Certificate; Statements as to Defaults. Parent shall deliver to the Administrative Agent within 120 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending on or about December 31, 2012) a Compliance Certificate. In addition, Parent shall deliver to the Administrative Agent, as soon as possible, and in any event within five Business Days after Parent becomes aware of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that Parent is taking or proposes to take with respect thereto.

5.7. Insurance. The Loan Parties shall maintain the insurance required to be maintained under the Vessel Fleet Mortgage. The Loans Parties shall maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

5.8. Post-Closing Covenants. Promptly after the recording referred to in clause (ii) below has occurred, favorable written opinions of Blank Rome LLP, as maritime counsel to the Loan Parties regarding (i) the Borrower’s ownership of record of the Mortgaged Vessels, (ii) the due recording of the Vessel Fleet Mortgage in the National Vessel Documentation Center of the U.S. Coast Guard and affirmation that such office is the only office in which the filing and recording of the Vessel Fleet Mortgage is necessary, (iii) the status of the Vessel Fleet Mortgage as a “preferred mortgage” on the Mortgaged Vessels under Chapter 313 of Title 46 of the United States Code, and (iv) the absence of any liens of record on the Mortgaged Vessels filed or recorded prior in time to the Vessel Fleet Mortgage except Permitted Liens (such maritime counsel may rely solely on a Certificate of Ownership of Mortgaged Vessels (U.S. Coast Guard Form CG-1330) or Abstracts of Title (U.S. Coast Guard Form CG-1332) in rendering the foregoing opinions).

SECTION 6. NEGATIVE COVENANTS

Parent and Borrower(each on behalf of itself and each of its Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Agents hereunder (other than Unasserted Obligations), Parent and Borrower shall, and shall cause each of its Restricted Subsidiaries to comply with the following (for the avoidance of doubt, the covenants herein shall apply from and after the Issue Date):

6.1. Restricted Payments.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution, on or in respect of Parent’s or any Restricted Subsidiary’s Equity Interests (including any such payment in connection with any merger or consolidation involving such Person), except dividends or distributions payable solely in Equity Interests of Parent or such Restricted Subsidiary (other than Disqualified Stock) and except dividends or distributions payable solely to Parent or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other Equity Interest holders on a pro rata basis with respect to the class of Equity Interests on which such dividend or distribution is made, or on a basis that results in the receipt by Parent or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent) any Equity Interests of Parent;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness (“Subordinated Indebtedness”) of the Borrower or any Guarantor that is (1) Indebtedness that is contractually subordinated to the Loans or to any Loan Guarantee (excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries), (2) the Third-Lien Notes or (3) unsecured Indebtedness, except (A) payments of interest or principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Restricted Payment;

(2) Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.3(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (xiv) of Section 6.1(b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and (ii) 100% of the Fair Market Value of any property or assets other than cash received by Parent since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Parent or from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or convertible or exchangeable debt securities of Parent, in each case that have been converted into, settled with or exchanged for Equity Interests of the Borrower (other than Disqualified Stock, Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus

(C) to the extent that any Restricted Investment (other than a Restricted Investment made in reliance on clause (xiv) of the following paragraph) that was made after the Issue Date is sold or otherwise liquidated or repaid, the amount of the cash return of or on capital (or the Fair Market Value of any property or assets) with respect to such Restricted Investment (less the cost of disposition, if any); plus

(D) to the extent that any Unrestricted Subsidiary of Parent designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of Parent’s Restricted Investment (without duplication of amounts that increase the amount available pursuant to Section 6.1(b)(xiv) or clause (19) of the definition of Permitted Investments) in such Restricted Subsidiary as of the date of such redesignation; plus

(E) without duplication of any increase pursuant to Section 6.1(a) above or that increase the amount available pursuant to Section 6.1(b)(xiv) or clause (19) of the definition of Permitted Investments, cash dividends received by Parent or any Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Borrower, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(b) Section 6.1(a) will not prohibit:

(i) the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 6.1;

(ii) the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the sale (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock) or from the contribution of common equity capital to Parent; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests of Parent for purposes of Section 6.1(a)(iii)(B).

(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Borrower or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs within 60 days of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value;

(iv) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent or any Restricted Subsidiary of Parent held by any current or former officer, director or employee of Parent or any Restricted Subsidiary of Parent or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Parent to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 6.1(a)(iii) or Section 6.1(b)(ii); plus

(B) the cash proceeds of key man life insurance policies received by Parent or any Restricted Subsidiary of Parent after the Issue Date; and in addition, cancellation of Indebtedness owing to the Borrower or any Guarantor from any current or former officer, director or employee (or any permitted transferees thereof) of Parent or any Restricted Subsidiary of Parent in connection with a repurchase of Equity Interests of Parent or any Restricted Subsidiary of Parent from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 6.1 or any other provisions of this Agreement;

(v) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants, convertible notes or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights or the payment of related withholding taxes;

(vi) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any Restricted Subsidiary of Parent issued on or after the Issue Date pursuant to Section 6.3;

(vii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control after completion of the Change of Control Offer, any purchase or redemption of Subordinated Indebtedness that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Borrower shall have made the Change of Control Offer with respect to the Loans as required by this Agreement, and the Borrower shall have repaid all Loans required to be repaid in connection with such Change of Control Offer;

(viii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, after the completion of a Net Proceeds Offer pursuant to Section 6.4, any purchase or redemption of Subordinated Indebtedness that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Net Proceeds Offer; provided that, prior to such repayment or repurchase, the Borrower shall have made the Net Proceeds Offer with respect to the Loans as required by this Agreement, and the Borrower shall have repaid all Loans required to be repaid in connection with such Net Proceeds Offer;

(ix) (1) Restricted Payments made from the net proceeds of the issuance of unsecured convertible Indebtedness of Parent pursuant to customary bond hedge/warrant or similar derivatives transactions entered into in connection with the issuance of such convertible securities, to the extent the issuance of such convertible Indebtedness is permitted by Section 6.3 and (2) Restricted Payments made in connection with customary cash settlement features upon conversion of any unsecured convertible Indebtedness of Parent;

(x) the redemption, repurchase or other acquisition for value of any Equity Interests of any Foreign Subsidiary of Parent that are held by a Person that is not an Affiliate of Parent; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (1) the Fair Market Value of such common Equity Interests or (2) such amount required by applicable laws, rules or regulations;

(xi) the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of Parent to the extent necessary, in the good faith judgment of the Board of Directors of Parent, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by Parent or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body; provided that the aggregate amount of such payments and distributions may not exceed $2.0 million in any calendar year plus any unused amount permitted (without giving effect to any carryover under this Section 6.1(b)(xi) for the immediately preceding year);

(xii) the payment or distribution, to dissenting equityholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that transfers of all or substantially all of the property and assets of Parent or any of its Restricted Subsidiaries; provided that the aggregate amount of such payments and distributions may not exceed $1.0 million any calendar year plus any unused amount permitted (without giving effect to any carryover) under this Section 6.1(b)(xii) for the immediately preceding year;

(xiii) any Restricted Payments made pursuant to the Exchange Offer;

(xiv) any Restricted Payments (“Jones Act Restricted Payments”) in the form of repurchases or redemptions of common equity of Parent that are required to be made in order to comply with the 19.99% foreign ownership limitation (the “Foreign Ownership Limitation”) in Parent’s certificate of incorporation; provided, however, that any Restricted Payments made pursuant to this clause (xiv) more than 90 days after the Issue Date may only be made if Parent’s Board of Directors has recommended to Parent’s stockholders an amendment to such certificate of incorporation so that Parent may issue warrants in order to redeem its common equity to comply with the Foreign Ownership Limitation and such amendment was not approved by the stockholders; and

(xv) so long as no Default or Event of Default has occurred and is continuing after giving effect thereto, other Restricted Payments in an aggregate amount not to exceed $15.0 million in the aggregate since the Issue Date in each case, calculated net of any return of or on any Restricted Investments made pursuant to this clause that is received by Parent or any Restricted Subsidiary.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or the relevant Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Borrower or, if such Fair Market Value is in excess of $20.0 million, by the Board of Directors of the Borrower whose resolution with respect thereto will be delivered to the Administrative Agent.

(d) For purposes of determining compliance with this Section 6.1, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Sections 6.1(b)(i) through 6.1(b)(xv), or is entitled to be incurred as one or more categories of Permitted Investments or pursuant to Section 6.1(a), the Borrower will be entitled to classify or reclassify (based on circumstances existing at the time of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this Section 6.1 and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses, categories of Permitted Investments or Section 6.1(a).

6.2. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii) make loans or advances to any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.2(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors of Parent, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii) this Agreement, the Loans, the Guaranty Agreements and the Security Documents;

(iii) applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the Issue Date);

(iv) (1) any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and does not in the good faith judgment of the Board of Directors of Parent materially adversely affect the ability of the Borrower to make scheduled payments of interest and principal on the Loans; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred; and (2) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of Parent, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clause (i), (ii) or (iii) of Section 6.2(a) than on such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

(v) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased (plus improvements and accessions to such property, or assets or proceeds or distributions thereof) of the nature described in Section 6.2(a)(iii);

(vii) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors of Parent, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

(ix) Liens permitted to be incurred under Section 6.6 that limit the right of the debtor to dispose of the assets subject to such Liens (plus improvements and accessions to such property, or assets or proceeds or distributions thereof);

(x) customary provisions in joint venture agreements or other similar agreements;

(xi) customary provisions in Permitted Hedging Obligations;

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts or other agreements entered into in the ordinary course of business;

(xiii) restrictions on other Indebtedness incurred in compliance with Section 6.3; provided that such restrictions, taken as a whole, are, in the good faith judgment of Parent’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (i) and (ii) of Section 6.2(b);

(xiv) encumbrances on property that exist at the time such property was acquired by Parent or any Restricted Subsidiaries;

(xv) other Indebtedness or Disqualified Stock of any Subsidiary that is not a Restricted Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by Parent);

(xvi) encumbrances or restrictions consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(xvii) customary Guarantees by Parent or the Borrower under non-Indebtedness obligations of a Subsidiary set forth in leases, licenses and other agreements entered into by the Subsidiary in the ordinary course of business; and

(xviii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Parent or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Parent or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

(c) For purposes of determining compliance with this Section 6.2, the subordination of loans or advances made to Parent or a Restricted Subsidiary to other Indebtedness incurred by Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

6.3. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, enter into a Guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 6.3(a) will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

(i) the incurrence and Guarantee by Parent or any Restricted Subsidiary, of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of Parent or any Restricted Subsidiary thereunder) not to exceed $125.0 million less the amount applied to permanently repay Indebtedness pursuant to Section 6.4(c)(i)(2);

(ii) the incurrence by Parent and its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Loans and the related Loan Guarantees to be dispersed on the Closing Date;

(iv) the incurrence by Parent or any of its Restricted Subsidiaries of Attributable Debt in connection with a sale and leaseback transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of Parent or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 365 days of such purchase, design, development, construction, installation, expansion, repair or improvement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed $15.0 million outstanding as of any date of incurrence of Indebtedness pursuant to this clause (iv);

(v) the incurrence by Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 6.3(a) or clause (ii), (iii), (iv), (v), (xix) or (xxiii) of this Section 6.3(b);

(vi) the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness (or the Guarantees of any such intercompany Indebtedness) between or among Parent or any of its Restricted Subsidiaries; provided, however, that:

(A) if the aggregate principal amount of intercompany Indebtedness (or the Guarantees of any such intercompany Indebtedness) between or among Parent or any of its Restricted Subsidiaries is greater than $1.0 million for any one intercompany loan or a series of intercompany loans and is not incurred pursuant to an intercompany note (which may take the form of a grid note) that is pledged to the Collateral Agent as Collateral in accordance with the terms of the Security Agreement; or

(B) if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of Parent and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Loans, in the case of the Borrower, or the Loan Guarantees, in the case of a Guarantor; and (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary of Parent and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Parent or a Restricted Subsidiary of Parent, then such Indebtedness will be deemed, in each case, to constitute an incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of Parent’s Restricted Subsidiaries to Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Parent or a Restricted Subsidiary of Parent; and

(B) any sale or other transfer of any such preferred stock to a Person that is not Parent or a Restricted Subsidiary of Parent,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) Hedging Obligations that are not incurred for speculative purposes but for the purpose of (1) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(ix) the Guarantee by the Borrower or any of the Guarantors of Indebtedness of Parent or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Loans, then the Guarantee must be subordinated in right of payment to the same extent as the Indebtedness guaranteed;

(x) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(xi) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xii) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising from customary agreements of Parent or any such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of Parent or any of its Restricted Subsidiaries, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(xiii) the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(xiv) the incurrence of Indebtedness consisting of Guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of Parent, any of its Restricted Subsidiaries, or any direct or indirect parent of Parent for the purpose of permitting such Persons to purchase Capital Stock of Parent or any direct or indirect parent of Parent; provided that the aggregate amount of such Indebtedness and Investments made pursuant to clause (8) of the definition of “Permitted Investments” may not exceed $5.0 million at any one time outstanding;

(xv) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business;

(xvi) the incurrence of Indebtedness in the ordinary course of business under any agreement between Parent or any of its Restricted Subsidiaries and any commercial bank or other financial institution relating to treasury, depository and cash management services, credit card arrangements, stored value card arrangements, purchase card arrangements, debit card arrangements or automated clearinghouse transfers of funds;

(xvii) the incurrence of Indebtedness of Parent or any of its Restricted Subsidiaries consisting of take-or-pay obligations entered into in the ordinary course of business;

(xviii) the incurrence by Parent or any of its Restricted Subsidiaries of Obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(xix) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by Parent or any of its Restricted Subsidiaries or merged into Parent or a Restricted Subsidiary of Parent in accordance with the terms of this Agreement; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving pro forma effect to such acquisition or merger, Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant;

(xx) the incurrence by Parent or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xx), not to exceed $20.0 million;

(xxi) Indebtedness of Parent or any of its Restricted Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels and any assets that shall become Notes Priority Collateral, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person (collectively, a “Total Loss”)) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by Parent or any of its Restricted Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

(xxii) Indebtedness of Parent or any of its Restricted Subsidiaries incurred in relation to (1) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased, time chartered or bareboat chartered to or by Parent or any of its Restricted Subsidiaries, (2) drydocking of any of the Vessels owned or leased by Parent or any of its Restricted Subsidiaries for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (3) any expenditures which will or may be reasonably expected to be recoverable from insurance on such Vessels;

(xxiii) Indebtedness of the Borrower or any Guarantor (which may include, for the avoidance of doubt, deferred or installment payment obligations), in an aggregate amount not to exceed $50.0 million at any one time outstanding, incurred in order to repurchase, repay, refinance, redeem, defease or otherwise retire for value the obligations of Parent or any of its Restricted Subsidiaries with respect to ship financing arrangements in existence on the Issue Date; and

(xxiv) unsecured Indebtedness of Parent issued as a Jones Act Restricted Payment, consisting of debt securities having neither (1) a Stated Maturity nor (2) any due date for the payment of any installment of principal, in either case, that is earlier than one year after the Stated Maturity of the Loans.

(c) Any Indebtedness incurred under a Credit Facility that is allocated to Section 6.3(b)(i) shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provide that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

(d) For purposes of determining compliance with this Section 6.3, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxiv) of Section 6.3(b), or is entitled to be incurred pursuant to Section 6.3(a), Parent will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant, except that Indebtedness outstanding under the ABL Facility on the date of this Agreement will at all times be deemed to have been incurred on such date in reliance on the exception provided by Section 6.3(b)(i). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, including PIK Interest, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Parent as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Parent or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

6.4. Asset Sales.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) Parent (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii) at least 75% of the consideration received in the Asset Sale by Parent or its Restricted Subsidiaries is in the form of cash or Cash Equivalents. For purposes of this clause (ii), each of the following will be deemed to be cash:

(A) except in the case of a Sale of Notes Priority Collateral, any liabilities, as shown on Parent’s most recent consolidated balance sheet, of Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Loan Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement;

(B) any securities, notes or other obligations received by Parent or any Restricted Subsidiary from such transferee that are converted by Parent or any Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(C) any Designated Noncash Consideration received by Parent or any Restricted Subsidiary in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $15.0 million and (y) 1.0% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(D) any stock or assets of the kind referred to in clause (i) or (iii) of Section 6.4(b) (in the case of a Sale of Notes Priority Collateral) or clause (ii) or (iv) of Section 6.4(c) (in any other case);

provided that, (A) to the extent any cash, any property or assets are received pursuant to clauses (2), (3) or (4) of this Section 6.4 (a)(ii) in respect of a Sale of Notes Priority Collateral, such cash, property or assets are pledged to secure the Loans as Notes Priority Collateral and (B) that all Net Proceeds from an Asset Sale, or Casualty or Condemnation Event, of, Notes Priority Collateral are deposited into the Collateral Proceeds Account no later than two Business Days following receipt thereof.

(b) Within 330 days after the receipt of any Net Proceeds from any Sale of Notes Priority Collateral or a Casualty or Condemnation Event in which Net Proceeds are received in respect of the condemnation, destruction, damage or loss of any Notes Priority Collateral, Parent or any Restricted Subsidiary may apply those Net Proceeds at its option:

(i) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business (including, without limitation, Vessels, equipment and inventory), if, after giving effect to any such acquisition, such Permitted Business is owned by the Borrower or any Guarantor and such Permitted Business includes Notes Priority Collateral with a Fair Market Value at least equal to the Fair Market Value of the Notes Priority Collateral disposed of in the applicable Sale of Notes Priority Collateral;

(ii) to make a Net Proceeds offer;

(iii) to make capital expenditures on assets that constitute Notes Priority Collateral; and/or

(iv) to acquire (including, without limitation, through a long-term lease of a Vessel in accordance with past practice) other capital assets that are not current assets (including, without limitation, Vessels, equipment and inventory) that are pledged as Notes Priority Collateral and designated to the Administrative Agent as such, and that are used or useful in a Permitted Business.

(c) Within 330 days after the receipt of any Net Proceeds from an Asset Sale (other than from a Sale of Notes Priority Collateral), Parent or any Restricted Subsidiary may apply such Net Proceeds at its option:

(i) (1) in the case of Net Proceeds from any Asset Sale of assets of any non-Guarantor, to repay Indebtedness of such non-Guarantor, (2) to repay ABL Obligations or (3) to permanently repay, prepay, repurchase or otherwise retire for value any Indebtedness secured by Liens on the assets subject to such Asset Sale, which Liens rank higher in priority than the Term Loan Liens;

(ii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business (including, without limitation, Vessels, equipment and inventory), if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Guarantor;

(iii) to make a capital expenditure; and/or

(iv) to acquire other assets that are used or useful in a Permitted Business.

(d) Pending the final application of any Net Proceeds (other than Net Proceeds from any Sale of Notes Priority Collateral or a Casualty or Condemnation Event directly attributable to any Notes Priority Collateral), Parent or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement. Any binding commitment to apply Net Proceeds to invest in accordance with clause (i), (ii) or (iii) of Section 6.4(b), (in the case of Net Proceeds of Notes Priority Collateral) or clause (ii), (iii) or (iv) of Section 6.4(c) (in the case of any other Net Proceeds) shall be treated as a permitted final application of Net Proceeds from the date of such commitment so long as Parent or any Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided that if such commitment is later canceled, terminated or otherwise not consummated after the 330-day period for any reason, then such Net Proceeds shall constitute “Excess Proceeds” (as defined in Section 6.4(e)).

(e) Any Net Proceeds from Asset Sales (including Sales of Notes Priority Collateral) or Casualty or Condemnation Events related to Notes Priority Collateral that are not applied or invested as provided in Sections 6.4(b) or 6.4(c) will constitute “Excess Proceeds.” In addition, any Net Proceeds received by Parent or its Restricted Subsidiaries in excess of $60.0 million in the aggregate after the Issue Date that are not applied or offered under clause (ii) of Section 6.4(b) (in the case of Net Proceeds in respect of Notes Priority Collateral) or under clause (i) of Section 6.4(c) (in the case of other Net Proceeds) shall be deemed to be Excess Proceeds, to the extent not applied to such permanent repayment, prepayment, repurchase or other retirement for value within 35 days after receipt thereof (which time period shall be extended during the pendency of any offers using such Net Proceeds that are required to be conducted by the “Asset Sale” or similar provisions of any Senior Lien Debt or an ABL Facility). When the aggregate amount of Excess Proceeds exceeds $10.0 million, provided, that in case of any Vessel Construction Contract such Net Proceeds shall only constitute Excess Proceeds to the extent not reinvested upon the expiration of such Vessel Construction Contract, within 30 days thereof, the Borrower will make an offer (a “Net Proceeds Offer”) to all Lenders, to the holders of the Secured Notes and to the holders of any Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Section 6.4 with respect to asset sales to purchase the maximum principal amount of Loans, Secured Notes and Permitted Additional Pari Passu Obligations (plus all accrued interest and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased out of the Excess Proceeds. The offer price in any Net Proceeds Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including the date of purchase, and will be payable in cash. Any such Net Proceeds Offer to the Lenders shall be outstanding for a maximum period of 15 days.

(f) If any Excess Proceeds remain after consummation of a Net Proceeds Offer, those Excess Proceeds will be released from the Collateral Proceeds Account and Parent and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Loans, Secured Notes and Permitted Additional Pari Passu Obligations submitted for repayment or tendered through such Net Proceeds Offer exceeds the amount of Excess Proceeds, the Administrative Agent (acting at the written instructions of the Required Lenders) will select, in order, first, the Loans and second, the Secured Notes and the Permitted Additional Pari Passu Obligations, in each case, on a pro rata basis with such adjustments as may be needed so that only the Loans, the Secured Notes or the Permitted Additional Pari Passu Obligations in minimum amounts of $1,000 and integral multiples of $1,000 will be repaid or purchased. Upon completion of each Net Proceeds Offer, the amount of Excess Proceeds will be reset at zero (and to the extent such Net Proceeds are held in the Collateral Proceeds Account, such Net Proceeds shall be released to the Borrower). If the Borrower makes a Net Proceeds Offer prior to the 330-day deadline specified in the third or fourth paragraph of this covenant, as applicable, with respect to any Net Proceeds, the Borrower’s obligations with respect to such Net Proceeds under this covenant shall be deemed satisfied after completion of such Net Proceeds Offer.

(g) Except as provided in the last sentence of Section 6.4(e), the Borrower will comply with the requirements of Rule 14e-1 under the Exchange Act whether or not applicable to an offer to prepay the Loans and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repayment of the Loans pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 6.4, the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 6.4 by virtue of such compliance.

(h) For purposes of this Section 6.4, the Net Proceeds attributable to the sale of (i) Notes Priority Collateral consisting of Equity Interests of a Person that is not a Guarantor shall be deemed to be equal to the equity value of such Equity Interests and (ii) a group of assets consisting of both Notes Priority Collateral and assets that are not Notes Priority Collateral shall be deemed to be Net Proceeds from Notes Priority Collateral and such other assets, respectively, based on the Fair Market Value of the Notes Priority Collateral and such other assets (as determined in good faith by the Borrower, which determination shall be conclusive absent manifest error).

6.5. Transactions with Affiliates.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of Parent (each, an “Affiliate Transaction”) involving aggregate payments in excess of $5.0 million, unless:

(i) the Affiliate Transaction is on terms that are no less favorable to Parent or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with a Person that is not an Affiliate of Parent; and

(ii) Parent delivers to the Administrative Agent, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of Parent set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 6.5 and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of Parent.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.5(a):

(i) any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of Parent, a Restricted Subsidiary of Parent or a direct or indirect parent of Parent and payments and transactions pursuant thereto;

(ii) transactions between or among Parent and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable fees and reimbursement of expenses of directors, experts and consultants;

(v) any transaction in which the only consideration paid by Parent or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of Parent or any contribution of capital to Parent;

(vi) Restricted Payments and Permitted Investments that do not violate the provisions of Section 6.1 of this Agreement;

(vii) any agreement, instrument or arrangement as in effect on the Issue Date or any amendment thereto (so long as such amendment is not materially more disadvantageous, taken as a whole, than the applicable agreement, instrument or arrangement, as in effect on the Issue Date, as determined in good faith by Parent);

(viii) loans or advances to employees in the ordinary course of business not to exceed $3.0 million in the aggregate at any one time outstanding;

(ix) transactions between Parent or any Restricted Subsidiary and any Person that is an Affiliate of Parent or any Restricted Subsidiary solely because a director of such Person is also a director of Parent or any direct or indirect parent entity thereof; provided that such director abstains from voting as a director of Parent or any direct or indirect parent entity of Parent, as the case may be, on any matter involving such other Person;

(x) purchases or sales of goods and/or services in the ordinary course of business on terms that are no less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with a Person that is not an Affiliate of Parent;

(xi) if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of Parent or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of Parent or such Restricted Subsidiary;

(xii) any capital contribution to any Affiliate otherwise permitted by this Agreement;

(xiii) transactions with any joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by Parent, its Restricted Subsidiaries and Persons that are not Affiliates of Parent;

(xiv) any Investment of Parent or any of its Restricted Subsidiaries existing on the Issue Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(xv) pledges of Equity Interests of Unrestricted Subsidiaries;

(xvi) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of Parent or any Restricted Subsidiary and not for the purpose of circumventing any provision of this Agreement;

(xvii) transactions in which Parent or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Parent or such Restricted Subsidiary, as applicable, from a financial point of view or meets the requirements of Section 6.5(a)(i);

(xviii) any merger, consolidation or reorganization of Parent or the Borrower with an Affiliate of Parent or the Borrower solely for the purpose of (1) forming or collapsing a holding company structure or (2) reincorporating Parent or the Borrower in a new jurisdiction;

(xix) entering into one or more agreements that provide registration rights to the security holders of the Borrower or any direct or indirect parent of the Borrower or amending such agreement with security holders of the Borrower or any direct or any indirect parent of the Borrower and the performance of such agreements;

(xx) any (x) purchase of any class of Indebtedness from, or lending of any class of Indebtedness to, Parent or any of its Restricted Subsidiaries by an Affiliate of Parent, so long as the aggregate principal amount of such class of Indebtedness purchased or loaned by such Affiliates does not exceed the aggregate principal amount of such class of Indebtedness purchased by non-Affiliate investors; and (y) repurchases, redemptions or other retirements for value by Parent or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of Parent, so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally, and Affiliates have an economic interest in no more than 50% of the aggregate principal amount of such class of Indebtedness; and

(xxi) the “Transactions” under and as defined in the First Lien Indenture as in effect on the Issue Date.

6.6. Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

6.7. Business Activities. Parent will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent and its Restricted Subsidiaries taken as a whole, as reasonably determined by Parent.

6.8. Repurchase at the Option of Holders upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Borrower will make an offer (a “Change of Control Offer”) to each Lender to repay all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Lender’s Loans at a purchase price in cash equal to 101% of the aggregate principal amount of Loans repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the Loans repurchased to (but not including) the date of purchase, subject to the rights of Lenders on the relevant Interest Payment Date to receive interest due (the “Change of Control Payment”). Within 30 days following any Change of Control, the Borrower will send a notice to each Lender with a copy to the Administrative Agent describing the transaction or transactions that constitute the Change of Control and stating:

(i) that the Change of Control Offer is being made pursuant to this Section 6.8 and that the request of all Lenders requesting repayment of Loans will be honored;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(iii) that any Loans not repaid will continue to accrue interest;

(iv) that, unless the Borrower defaults in the payment of the Change of Control Payment, all Loans repaid pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(v) that Lenders electing to have any Loans purchased pursuant to a Change of Control Offer will be required to surrender any Term Loan Notes representing such Loans, with the form entitled “Option of Lender to Elect Purchase” attached to such Term Loan Notes completed to the Administrative Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Lenders will be entitled to withdraw their election if the Borrower receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Lender, the principal amount of Loans elected for repayment, and a statement that such Lender is withdrawing his election to have the Loans repaid; and

(vii) [Intentionally Omitted].

(b) On the Change of Control Payment Date, the Borrower will, to the extent lawful:

(i) accept for payment all Loans or portions of Loans submitted for repayment pursuant to the Change of Control Offer;

(ii) deposit with the Administrative Agent an amount equal to the Change of Control Payment in respect of all Loans or portions of Loans properly submitted for repayment; and

(iii) deliver or cause to be delivered to the Administrative Agent the Loans properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Loans or portions of Loans being repaid by the Borrower.

The Administrative Agent will promptly mail to each Lender properly tendered the Change of Control Payment for such Loans as directed by the Borrower in writing.

(c) The Borrower will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Loans as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 6.8 the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 6.8 by virtue of such compliance.

(d) Notwithstanding anything to the contrary in this Section 6.8, the Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 6.8 and purchases all Loans properly submitted for repayment and not withdrawn under the Change of Control Offer, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

6.9. Additional Loan Guarantees. If Parent or any of its Restricted Subsidiaries acquires, creates or designates another Restricted Subsidiary (other than any Foreign Subsidiary, any Exempted Subsidiary or any Immaterial Subsidiary) after the date of this Agreement then such Restricted Subsidiary must become a Subsidiary Guarantor and shall, within ten Business Days after the date on which it was so acquired, created, capitalized or designated:

(a) execute and deliver to the Administrative Agent a joinder to the Guaranty pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Borrower’s obligations under the Loans on the terms set forth in the Guaranty; and

(b) deliver to the Administrative Agent an Opinion of Counsel that such joinder has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

(c) Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes.

6.10. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of Parent may designate any Restricted Subsidiary (other than the Borrower) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 6.1 or under one or more clauses of the definition of “Permitted Investments,” as determined by Parent. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default. Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by this Section 6.10. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.3, Parent will be in Default of such covenant. The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted under Section 6.3, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (b) no Default or Event of Default would be in existence following such designation.

6.11. Anti-Layering. The Borrower and the Guarantors may not create any Lien on any of the ABL Priority Collateral with a priority that is lower than that of any ABL Lien yet also higher than that of the Lien securing the Obligations and may not create any Lien on any of the Note Priority Collateral that is senior to the priority of the Lien securing the Obligations.

6.12. Merger, Consolidation, Sale of Assets.

(a) The Borrower shall not, directly or indirectly: (x) consolidate, merge or amalgamate with or into another Person (whether or not the Borrower is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either:

(A) the Borrower is the surviving corporation; or

(B) the Person (the “Successor Borrower”) formed by or surviving any such consolidation, merger or amalgamation (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia and is either (I) a corporation or (II) a limited partnership or limited liability company and is (or has previously been) joined by a corporation as a co-Borrower of the Notes;

(ii) any Successor Borrower assumes all the obligations of the Borrower under this Agreement and the other Loan Documents and pursuant to agreements reasonably satisfactory to the Supermajority Lenders;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) either (1) Parent (or the parent of the Successor Borrower, as the case may be) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.3(a); or (2) Parent (or the parent of the Successor Borrower, as the case may be) would have a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Parent for the four-quarter period immediately prior to such transaction.

In addition, the Borrower will not, directly or indirectly, lease all or substantially all of the properties and assets of the Borrower and its respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Sections 6.12(a)(iii) and (iv) will not apply to: (i) a merger, amalgamation or consolidation of the Borrower with an Affiliate solely for the purpose of (a) reorganizing the Borrower as a different type of entity; provided that in the case where the surviving entity in such merger, amalgamation or consolidation is not a corporation, a corporation becomes (or has previously become) a co-borrower of the Term Loan Notes, or (b) reincorporating or reorganizing the Borrower in another jurisdiction; or (ii) any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

(b) Parent will not, directly or indirectly: (i) consolidate, merge or amalgamate with or into another Person (whether or not the Borrower is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either:

(A) Parent is the surviving corporation; or

(B) the Person (the “Successor Parent”) formed by or surviving any such consolidation, merger or amalgamation (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Successor Parent assumes all the obligations of Parent under its Loan Guarantee, this Agreement and the other Loan Documents and pursuant to agreements reasonably satisfactory to the Required Lenders;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) either: (1) Parent or Successor Parent (as the case may be) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 6.3; or (2) Parent or the Successor Parent (as the case may be), after giving pro forma effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would have a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Parent for the four-quarter period immediately prior to such transaction and related transactions.

In addition Parent will not, directly or indirectly, lease all or substantially all of the properties and assets of Parent and its respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Sections 6.12(b)(iii) and (iv) will not apply to: (i) a merger, amalgamation or consolidation of Parent with an Affiliate solely for the purpose of (a) reorganizing Parent as a different type of entity, or (b) reincorporating or reorganizing Parent in another jurisdiction; or (ii) any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and its Restricted Subsidiaries.

(c) In case of any such consolidation, merger, sale, conveyance, transfer or lease in which the Borrower or Parent (as the case may be) is not the surviving company and upon the assumption by the Successor Borrower or the Successor Parent (as the case may be), by an amendment to this Agreement, executed and delivered to the Administrative Agent, of the obligations of the Borrower or Parent (as the case may be) as required by Section 6.12, such Successor Borrower or Successor Parent shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or Parent, respectively, with the same effect as if it had been named herein as the party of this first part, and the Borrower or Parent (as the case may be) shall be discharged from its obligations under the Loans, the Loan Guarantees and this Agreement (as applicable). In the event of any such consolidation, merger, sale, conveyance or transfer, upon compliance with Section 6.12, the Person named as the “Borrower” or “Parent” (as the case may be) in this Agreement or any successor that shall thereafter have become such in the manner prescribed in this Section 6.12 may be dissolved, wound up and liquidated at any time thereafter and such Person shall be discharged from its liabilities as borrower of the Loans and from its obligations under this Agreement. The provisions in this Section 6.12 shall not apply to the sale, conveyance, transfer or lease of assets among the Subsidiaries of the Parent.

6.13. Payments for Consent. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement, the Security Documents or any other Loan Document unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in the case of an offering of securities to the Lenders by Parent or any of its Restricted Subsidiaries (including, without limitation, an exchange offer) in which a consent, waiver or amendment is sought, if such offering is intended to be exempt from the registration requirements of the Securities Act, Parent and its Restricted Subsidiaries may offer and issue such securities only to the Lenders who are eligible to receive such securities in accordance with such exemption from registration.

SECTION 7. EVENTS OF DEFAULT

7.1. Events of Default.

If any of the following events shall occur and be continuing (whether or not within the control of any Loan Party):

(a) the Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan, or any other amount payable by it hereunder or under any other Loan Document, within in the case of this clause (ii) 30 days after any such interest or other amount becomes due in accordance with the terms hereof;

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been untrue in any material respect on or as of the date made or deemed made or furnished;

(c) failure by Parent or any of its Restricted Subsidiaries for 30 days after notice to the Borrower by the Administrative Agent or the Required Lenders to comply with the provisions of Section 6.4 or Section 6.8 or 6.12;

(d) failure by Parent or any of its Restricted Subsidiaries for 60 days after written notice from the Administrative Agent or the Required Lenders has been received to comply with any of its other agreements contained in this Agreement or the Security Documents;

(e) (i) Parent or any Restricted Subsidiary shall default in the payment of any principal of any Indebtedness for borrowed money (other than the Third-Lien Notes and other than such Indebtedness between or among Loan Parties) with a principal amount in excess of $20.0 million in the aggregate of the Parent and/or any Restricted Subsidiary on the final stated maturity thereof (as such maturity may have been extended prior to such default) or (ii) the maturity of any such Indebtedness shall have become due and payable or required to be prepaid or repurchased, in each case, prior to the final stated maturity thereof (as such maturity may have been extended prior to it becoming due and payable or required to be repaid or repurchased); or

(f) Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case, application, petition, compromise, voluntary arrangement, scheme of arrangement, moratorium, liquidation, administration, or receivership or other proceeding,

(ii) consents to the entry of an order for relief against it in an involuntary case, application, petition or other proceeding,

(iii) consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator or liquidator of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors or a moratorium or similar arrangement is declared or instituted with its creditors,

(v) generally is not paying its debts as they become due; or admits in writing its inability to pay its debts as such debts become due or its directors or other officers request the appointment of, or give notice of their intention to appoint, a receiver, receiver manager, administrative receiver, administrator, liquidator or other officer having similar powers over its property, or

(vi) is deemed for the purposes of any applicable law to be unable to pay its debts as they fall due.

(g) a court of competent jurisdiction enters an order or decree (which order or decree remains unstayed and in effect for more than 60 consecutive days) under any Bankruptcy Law that:

(i) is for relief against Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary in an involuntary case, application, petition or other proceeding;

(ii) appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, or other similar officer of Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation, administration or receivership of Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary;

(h) except as permitted by this Agreement, any Loan Guarantee of any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that together would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Loan Guarantee;

(i) a final judgment for the payment of $20.0 million or more (excluding any amounts covered by insurance) rendered against Parent or any Restricted Subsidiary of Parent, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(j) unless all of the Collateral has been released from the Term Loan Liens in accordance with the provisions of the Security Documents, the default, repudiation or disaffirmation by the Borrower or any of the Guarantors of any of their obligations under the Security Documents (other than by reason of (a) a release of such obligation or Lien related thereto in accordance with this Agreement or the Security Documents or (b) the failure of the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities or other possessory collateral pledged under the Security Documents), which default, repudiation or disaffirmation results in Collateral having an aggregate Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Security Documents), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Borrower or any of the Guarantors for any reason with respect to Collateral having an aggregate Fair Market Value of $5.0 million or more; or

(k) occurrence of any Event of Default (as defined in the Vessel Fleet Mortgage) or failure by Parent or any of its Restricted Subsidiaries to comply with the terms of any other Security Document, in either case, after giving effect to any applicable grace periods or time periods for performance specified therein or, in the absence of any grace periods or time periods for performance specified therein, failure by Parent or any of its Restricted Subsidiaries for 30 days after written notice (demanding that such default be remedied) from the Administrative Agent or the Required Lenders has been received, to comply with the terms of the Security Documents.

7.2. Acceleration. In the case of an Event of Default specified in clause (f) or (g) of Section 7.1, with respect to Parent, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, all outstanding Loans (including principal thereof and interest and premium, if any, thereon) will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Administrative Agent or the Required Lenders may declare the principal of, premium, if any, and accrued but unpaid interest on all the Loans to be due and payable immediately. Upon any such declaration or Event of Default specified in clause (f) or (g) of Section 7.1, the principal of, premium, if any, and interest on all the Loans shall become due and payable immediately.

7.3. Other Remedies. If an Event of Default occurs and is continuing, subject to the Intercreditor Agreement, the Administrative Agent may pursue any available remedy to collect the payment of principal and interest on the Loans or to enforce the performance of any provision of the Loan Documents. The Administrative Agent may maintain a proceeding even if it does not possess any of the notes evidencing the Loans or does not produce any of them in the proceeding. A delay or omission by the Administrative Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Each Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of such Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by such Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by such Agent (whether by judicial action or otherwise) in accordance with applicable Law.

Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the applicable Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 8. THE AGENTS

8.1. Appointment. Each Lender hereby irrevocably appoints U.S. Bank National Association to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.2. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and of any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as the Agents. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.3. Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which such Agent is a party, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except rights and powers that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The execution or taking of any action by an Agent at or in connection with a closing in the presence or at the request of the Lenders or their counsel shall be conclusive evidence of each such Lender’s authorization to such Agent to take such action. Notwithstanding anything herein or elsewhere to the contrary, such Agent shall be entitled to refrain from any act or the taking of any act (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder (including, without limitation, any release of Collateral) unless and until such Agent shall have received written instructions in respect thereof from the Required Lenders (or such other Lenders or others as may be required to give such instructions in accordance with the express provisions hereof) or their counsel, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. None of the Lenders or the Borrower (or any of their respective Affiliates) shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders or others as may be required to give such instructions in accordance with the express provisions hereof) or their counsel. No Agent shall exercise any discretionary rights under this Agreement or the other Loan Documents without the consent of the Required Lenders. No Agent shall be under any obligation to institute, conduct or defend any litigation under this Agreement or otherwise, or in relation to this Agreement or any other Loan Document, at the request, order or direction of the Required Lenders, unless the Required Lenders shall have offered such Agent security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by such Agent therein or thereby.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8 and Section 9.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default unless and until such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it. Nothing herein or in any Loan Document shall require any Agent to (vi) file any financing statement, continuation statement or amendment thereto in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of the Lien on any Collateral granted to any Agent hereunder or under any Loan Document (including, without limitation, all of the filings and recordings described or specified in Section 3.17 and Schedule 3.17), (vii) give notice of any such Lien to any third party, or (viii) monitor the performance of the Borrower of its obligations hereunder.

(d) Without limiting the generality of the foregoing, each Agent (i) may consult with legal counsel (including its own counsel or counsel for Borrower or any Lender), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to Borrower or any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person; and (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or thereto. Except as otherwise provided under this Agreement, each Agent shall take such action with respect to the Loan Documents as shall be directed by the Required Lenders.

8.4. Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to any such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, to the extent that this Agreement or any other Loan Document requires any Agent to exercise any discretion or otherwise act or refrain from acting and such Agent believes that adequate instruction or direction is not provided by the express terms of this Agreement or any other Loan Document, such Agent shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Lenders requesting instruction as to the course of action to be adopted. To the extent any Agent acts, or refrains from acting, in good faith in accordance with any written instruction of the Required Lenders, such Agent shall not be liable on account of such action to any Person. If such Agent shall not have received appropriate instruction within ten (10) days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action or omission as it shall deem to be in the best interests of the Lenders, and shall have no liability to any Person for such action or inaction.

8.5. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its Related Parties.

8.6. Indemnification. Whether or not the Transactions are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by each Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that each Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Taxes ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

8.7. Agent in Its Individual Capacity. Any Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

8.8. Successor Agents. The Administrative Agent and the Collateral Agent may resign upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender but not of a Loan Party), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, then the Administrative Agent or the Collateral Agent, as applicable, may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. In addition, the Required Lenders may instruct the Administrative Agent or the Collateral Agent, as applicable, to resign upon 30 days’ notice to the Borrower and the Administrative Agent or the Collateral Agent, as applicable, and shall specify in such notice a successor Administrative Agent or Collateral Agent, as applicable (which successor shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed)). Upon the acceptance of a successor’s appointment hereunder as the Administrative Agent or the Collateral Agent, as applicable, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.3 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent, as applicable, was acting as the Administrative Agent or the Collateral Agent, as applicable.

8.9. Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release of Liens or Loan Guarantees in accordance with Section 9.15.

8.10. The Administrative Agent May File Proofs of Claim. (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Parent, the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due to the Lenders and the Agents under Section 9.5(a)) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.5(a).

8.11. Rights of All Agents. All of the rights, privileges, protections, immunities and indemnities provided to each Agent hereunder shall be applied equally to, and exercisable by, each other Agent.

SECTION 9. MISCELLANEOUS

9.1. Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive, contractually subordinate or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any waiver of post-default rates of interest shall not constitute a reduction in the rate of interest for purposes of this clause (i)) or extend the scheduled date of any principal, interest or fee payment thereof (including in connection with any Net Proceeds Offer or Change of Control Offer), in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) amend the definition of “Required Lenders” or “Supermajority Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release the Lien on all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under any Security Document or any Guaranty, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.9 without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive any provision of this Agreement or any other Loan Document that adversely affects an Agent without the written consent of the applicable Agent or (vi) amend the assignment provisions of Section 9.6(b) to make such provisions more restrictive without the written consent of the Supermajority Lenders.

(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(c) Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default.

9.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy and electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or, subject to the last sentence of this Section 9.2, electronic mail notice, when received (provided that with respect to notices, requests or demands sent (x) via telecopy, such communication shall not be deemed to be received until the next business day of such recipient if such communication is sent after normal business hours on a business day for such recipient and (y) via electronic mail, such communication shall be deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient, such as by the “return receipt requested” function, as available, return email or other written acknowledgment), addressed as follows in the case of Parent, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

the Borrower:	Horizon Lines, LLC 4064 Colony Road, Suite 200

Charlotte, NC 28211

Attn: Michael T. Avara

Facsimile: 704-973-7034

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Yongjin Im, Esq.

Facsimile: 212-446-6460

The Administrative Agent, Collateral Agent or Ship Mortgage Trustee:

U.S. Bank Corporate Trust Services

214 N. Tryon Street, 26th Floor

Charlotte, NC 28202

Attn: CDO Trust Services / James Hanley

Fax No. (302) 576-3717

with copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, New York 10036

Attn: Bart Pisella, Esq.

Timothy P. Kober, Esq.

Fax No. (212) 881-9368

provided that any notice, request or demand to or upon the Agents, the Lenders, or the Loan Parties shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agents and the applicable Lender. Each of the Agents may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5. Payment of Expenses; Indemnification; Limitation of Liability. (a) The Borrower agrees (i) to pay or reimburse each Agent and the initial Lenders for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with their diligence (including insurance advisers, vessel surveyors, and quality of earnings advisers) relating to the Facility, development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the Transactions, including, without limitation, the charges of electronic loan administration platforms and the reasonable and documented out-of-pocket fees and disbursements and other charges of counsel to the Agents (including one primary counsel and such local or special counsel (including Alaska counsel and maritime counsel) as the Agents may reasonably require in connection with collateral matters, but no more than one such counsel in any jurisdiction and, in the case of an actual or perceived conflict, one additional counsel for each such affected person) in connection with all of the foregoing, (ii) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement and the other Loan Documents including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of one primary counsel and such local or special counsel (including

Alaska counsel and maritime counsel) as the Lenders and Agents may reasonably require in connection with collateral matters, but no more than one such counsel in any jurisdiction and, in the case of an actual or perceived conflict, one additional counsel for each such affected person (excluding the allocated fees and expenses of in-house counsel and allocation of corporate overhead) in connection with enforcement proceedings, (iii) without duplication of any amount paid pursuant to Section 2.10(b), to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (iv) to pay, indemnify or reimburse each Lender, each Agent, the Lead Arrangers and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements (but in any event excluding lost profits or credit losses under this Agreement or any other Loan Document) arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to, or any Environmental Claims related to, the operations of Parent, the Borrower, any of its Subsidiaries or any of the Properties and the reasonable and documented out-of—pocket fees and disbursements and other charges of legal counsel (subject to the above limitations) in connection with any such claims, actions or proceedings by any Indemnitee against Parent or the Borrower hereunder (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”); provided that neither Parent nor the Borrower nor any Guarantor shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or material breach in bad faith of this Agreement by such Indemnitee, in each case, as determined in a final non-appealable judgment of a court of competent jurisdiction or (y) a breach of the funding obligations of such Indemnitee hereunder. The Borrower shall not be liable for any settlement of any Indemnified Liabilities effected without the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such Indemnified Liabilities, the Borrower agrees to indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address thereof set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Obligations and the resignation or removal of any Agent.

(b) Each Loan Party agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective equity holders or creditors for or in connection with the Transactions and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct; provided that nothing contained in this subsection 9.5(b) shall be construed to release or absolve the Agents or any Lender for liability for breach of its agreements under this Agreement or the other Loan Documents. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each party hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) In no event shall any Agent-Related Persons have any liability to any Loan Party, Lender, or any other person for losses, claims, damages, liabilities or expenses of any kind including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort or contract or otherwise) arising out of any loan party or any Agent-Related Person’s transmission of approved electronic communications through the internet or any use of any E-System, except to the extent such liability of any Agent-Related Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

9.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (c) below and compliance with any applicable securities laws, any Lender may assign to one or more assignees other than Parent or any of its Subsidiaries or Affiliates (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if any Event of Default has occurred and is continuing, any other Person; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and provided, further, unless a Specified Default or an Event Default under Section 7.1 (other than a default under Section 7.1(b), Section 7.1(c) or Section 7.1(d) which is both (a) not a default in an obligation to grant or perfect Liens on the Collateral, or a default adversely affecting the ability of the Loan Parties to repay any of the Obligations and (b) capable of remedy or cure and not more than 10 days have passed after such default became an Event of Default), without the consent of the Borrower, no assignment may be made to (i) any Person engaged in the transportation of cargo by vessel in the U.S. coastwise or foreign trade at the time of proposed assignment (or any Affiliate of any such Person, other than any such Affiliate that is not known by the relevant assignor, after due inquiry by such assignor (which may be limited to receiving a representation from the assignee for the benefit of the Borrower), to be such an Affiliate) or (ii) Disqualified Person. Any such assignment by any Lender need not be ratable as among the Facility.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.1(a) or Section 7.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall not be payable by Parent or any of its Affiliates); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10 and Section 9.5(a)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as void ab initio.

(iv) (A) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Administrative Agent may notify the Borrower) (I) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Obligations, each of their obligations under this Agreement to participate in each Loan and any assignment of any such interest, obligation or right and (II) accounts in the applicable Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 9.6), (2) the Commitments of each applicable Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid with respect to Loans recorded in the applicable Register, and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more entities (a “Participant”), but in any event not to include Parent or its Affiliates, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, (A) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (B) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender having sold a participation shall maintain a register on which it records the name and address of each Participant and the amounts of such Participant’s participation interest in the Loan and/or the Commitment.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive any greater payment results from a change in law that occurs after the Participant acquired the applicable Participation or, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.10 unless such Participant complies with Section 2.10(f), as (and to the extent) applicable, as if such Participant were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to (i) a Federal Reserve Bank or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Capital Stock, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, and all warrants, options and other rights to acquire the foregoing, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Term Loan Notes to any Lender requiring Term Loan Notes to facilitate transactions of the type described in this paragraph (d).

9.7. Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), other than in connection with assignments hereunder, in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the Stated Maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, payroll, petty cash, tax and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or Lender Addendum by facsimile transmission or by electronic mail in “portable document format” shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents and the Disqualified Person Letter represent the entire agreement of the Loan Parties, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof over any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, or any Lender may otherwise have to bring any action or proceeding relating to Collateral in the courts of any applicable jurisdiction;

(b) waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgments. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) (i) neither the Agents nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents; (ii) the relationship between the Agents and Lenders, on one hand, and each Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (iii) it hereby waives, to the fullest extent permitted by applicable law, any claims it may have against any Agent or Lender in respect of any agency or fiduciary relationship; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions among the Lenders or the Loan Parties and the Lenders.

9.14 Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Parent or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to maintain the confidentiality of all Confidential Information, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel, trustees and other advisors (collectively, the “Representatives”) on a confidential basis, to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facility and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by customary confidentiality terms, (3) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (in the case contemplated in clauses (3) and (4) herein, to the extent it is practicable to do so and to the extent not prohibited by law, each Agent and each Lender agree to inform the Borrower of such disclosure promptly in advance thereof), (5) in connection with any litigation or similar proceeding relating to the Facility, (6) that has been publicly disclosed other than in breach of this Section, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (8) to the extent necessary or customary for inclusion in league table measurements, or (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents.

9.15 Release of Collateral and Guarantors. (a) (a) Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreement. In addition, the Borrower and the Guarantors will be entitled to the release of assets included in the Collateral from the Term Loan Liens, and the Administrative Agent shall direct the Collateral Agent to release the same from such Liens at the Borrower’s sole cost and expense, under any one or more of the following circumstances without the need for any further action by any Person:

(i) in whole or in part, as applicable, as to all or any portion of property subject to such Term Loan Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(ii) in whole as to after when all Obligations (other than Unasserted Obligations) have been paid in full and all Commitments have terminated or expired;

(iii) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Borrower or any Guarantor (other than to the Borrower or another Guarantor) in a transaction not prohibited by this Agreement at the time of such sale, transfer or disposition, (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee pursuant to 9.15(d) or (c) is or becomes Excluded Assets; provided that any representation, warranty or covenant contained in any Loan Document relating to any such property so sold or transferred in connection with this subclause (iii) (other than property sold or transferred to Borrower or any of the Guarantors) shall no longer be deemed to be repeated once such property is so sold or transferred;

(iv) as to property that constitutes less than all or substantially all of the Collateral securing the Loans, with the consent of the Supermajority Lenders;

(v) [Intentionally Omitted];

(vi) in part, in accordance with the applicable provisions of the Security Documents and in accordance with applicable provisions of the Intercreditor Agreement; and

(vii) in whole or in part, as applicable, as to any property that is transferred in connection with the Land Use Assignment Agreement (as defined in the $75 Million Loan Agreement) pursuant to Section 5.11 of the $75 Million Loan Agreement.

provided that, concurrently with any such release by the Administrative Agent or Collateral Agent in connection with the forgoing clauses (i) through (iv) and (vi) through (vii) (a “Permitted Release Transaction”), the Borrower shall deliver to the Administrative Agent an Officer’s Certificate to the effect that such Permitted Release Transaction complies with the applicable provisions of this Agreement.

(b) [Intentionally Omitted].

(c) Each of the Borrower and the Guarantors may, among other things, without any release or consent by the Administrative Agent, but otherwise in compliance with the covenants of this Agreement and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Borrower’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Agreement and the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Borrower’s or the Guarantors’ business.

The Borrower shall deliver to the Administrative Agent within 30 calendar days following the end of each fiscal year (or such later date as the Administrative Agent shall agree), an Officer’s Certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the date of this Agreement, in the case of the first such certificate) in which no release or consent of the Administrative Agent was obtained in the ordinary course of the Borrower’s and Guarantors’ business pursuant to this Section 9.15(c) were not prohibited by this Agreement.

(d) The Loan Guarantee of any Guarantor, and the Collateral Agent’s Lien on the Collateral of such Guarantor, will be released:

(i) in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Guarantor if the sale or other disposition does not violate Section 6.4;

(ii) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Borrower or Guarantor, if the sale or other disposition does not violate Section 6.4 and the Guarantor ceases to be a Restricted Subsidiary of the Borrower as a result of the sale or other disposition;

(iii) if Parent designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement; or

(iv) [Intentionally Omitted];

provided that, concurrently with any such release by the Administrative Agent or Collateral Agent in connection with the forgoing clauses (i) through (iii) (a “Permitted Guarantor Release”), the Borrower shall deliver to the Administrative Agent an Officer’s Certificate to the effect that such Permitted Guarantor Release complies with the applicable provisions of this Agreement.

Any Guarantor not released from its obligations under its Loan Guarantee as provided in the applicable Guaranty Agreement will remain liable for the full amount of principal of and interest and premium, if any, on the Loans and for the other obligations of any Guarantor under this Agreement as provided in this Section 9.15(d).

For the avoidance of doubt, the Borrower’s obligations under this Agreement may not be released pursuant to this Section 9.15(d).

9.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of the standards or terms in this Agreement, if the Borrower or Required Lenders shall so request, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the standards or terms shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties, the Agents and the Required Lenders, the standards or terms shall continue to be construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding anything in this Agreement to the contrary, any change in U.S. GAAP occurring after December 31, 2012 that would require operating leases to be treated similarly to capital leases shall not be given effect in the definition of Indebtedness or any related definitions or in the computation of any requirement.

9.17 WAIVERS OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18 USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the PATRIOT Act.

9.19 Delivery of Lender Addenda. Each Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Agents a Lender Addendum duly executed by such Lender.

9.20 Credit Agreement Controls. In the event of a conflict or inconsistency between (a) the terms and provisions of this Agreement (on the one hand) and (b) the terms and provisions of the other Loan Documents (other than the Intercreditor Agreement) (on the other hand), the terms and provisions of this Agreement shall govern.

SECTION 10. SHIP MORTGAGE TRUSTEES, SHIP MORTGAGE TRUST

10.1. Appointment and Authority.

(a) Each of the Lenders, Administrative Agent and Secured Parties hereby irrevocably appoints U.S. Bank National Association and any other financial institution selected by the Administrative Agent, to act on its behalf as a ship mortgage trustee (with their respective successors, individually a “Ship Mortgage Trustee” and collectively the “Ship Mortgage Trustees”) hereunder and under the other Loan Documents and authorizes any such Ship Mortgage Trustee to take such actions on its behalf and to exercise such powers as are expressly delegated to such Ship Mortgage Trustee by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of any Ship Mortgage Trustee, the Lenders and Secured Parties, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Notwithstanding anything herein or in any other Loan Document to the contrary, the Ship Mortgage Trustees shall not be required to act except upon receipt of written instructions from the Administrative Agent in accordance with this Section 10.

(c) Each of the Lenders, Administrative Agent and Secured Parties authorizes any Ship Mortgage Trustee, to act on its behalf and for its benefit, to enter into each of the Vessel Fleet Mortgages and Assignment of Insurances (collectively, the “Ship Trust Documents”) and related documents as Ship Mortgage Trustee, and each of the Lenders, Administrative Agent and Secured Parties agree to be bound by the terms of each such Ship Trust Document; provided that any Ship Mortgage Trustee shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in such Ship Trust Document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Security Document), in each case without the prior written instructions of the Administrative Agent.

10.2. Exculpatory Provisions.

(a) No Ship Mortgage Trustee shall have any duties or obligations except those expressly set forth herein or in the Ship Trust Documents to which an applicable Ship Mortgage Trustee is party. Without limiting the generality of the foregoing, no Ship Mortgage Trustee:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that such a Ship Mortgage Trustee is required to exercise as directed in writing by the Administrative Agent; provided that such Ship Mortgage Trustee shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Ship Mortgage Trustee to liability, absent an indemnification provided pursuant to Section 10.17, or that is contrary to any Loan Document or applicable Requirements of Law;

(iii) shall have any duty (a) to provide for any submission, filing, recording, or depositing of the Vessel Fleet Mortgages or related documents or any amendment thereof, (b) to effect or maintain any insurance on the Vessels, (c) to provide for the payment or discharge of any tax, assessment, or other governmental charge or any Lien owing with respect to, assessed or levied against, any part of a Trust Estate (as defined in Section 10.7), (d) to confirm or verify any notices or reports of Borrower or any of its Affiliates thereof other than promptly upon receipt to furnish Administrative Agent on behalf of the Lenders with a copy of each notice or report furnished to such Ship Mortgage Trustee by Borrower or any of its Affiliates thereof pursuant to the Vessel Fleet Mortgages and not also addressed to Administrative Agent or the Lenders directly or (e) to inspect the Vessels or ascertain or inquire as to the performance or observance of the covenants of any Loan Party, any ship-owner, or any Affiliate thereof under any Vessel Fleet Mortgage;

(iv) shall have to make any representation or warranty as to, and shall have no responsibility, except as set forth in Section 10.13, in respect of, any insurance in respect of the Trust Estate; and

(v) shall, except as expressly set forth herein, have any duty to disclose, and shall not be liable, except as set forth in Section 10.13, for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Ship Mortgage Trustee or any of its Affiliates in any capacity.

(b) No Ship Mortgage Trustee shall be liable, except as set forth in Section 10.13, for any action taken or not taken by it with the consent or at the request of the Administrative Agent (or as such Ship Mortgage Trustee shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.15). No Ship Mortgage Trustee shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Ship Mortgage Trustee by the Borrower, a Lender or Secured Party.

(c) No Ship Mortgage Trustee shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any statement, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Ship Mortgage Trustee. Without limiting the generality of the foregoing, the use of the term “trustee” in this Agreement with reference to the Ship Mortgage Trustee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative and ministerial relationship between independent contracting parties.

10.3. Reliance by Ship Mortgage Trustees. Each Ship Mortgage Trustee shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Ship Mortgage Trustee also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Ship Mortgage Trustee may consult with legal counsel (who may be counsel for the Lenders), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.4. Delegation of Duties. Each Ship Mortgage Trustee may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents, co-agents, sub-trustees or co-trustees appointed by such Ship Mortgage Trustee, including a sub-agent, co-agent, sub-trustee or co-trustee which is a non-U.S. affiliate of such Ship Mortgage Trustee. Each Ship Mortgage Trustee and any such sub-agent, co-agent, sub-trustee or co-trustee may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent, co-agent, sub-trustee or co-trustee and to the Related Parties of each Ship Mortgage Trustee and any such sub-agent, co-agent, sub-trustee or co-trustee, and shall apply to their respective activities as Ship Mortgage Trustee. In case any sub-agent, co-agent, sub-trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to such applicable Trust Estate and all rights and duties of such sub-agent, co-agent, sub-trustee or co-trustee shall, so far as permitted by Requirements of Law, vest in and be exercised by the Ship Mortgage Trustee having appointed such sub-agent, co-agent, sub-trustee or co-trustee, without the appointment of a successor to such sub-agent, co-agent, sub-trustee or co-trustee.

10.5. Resignation of a Ship Mortgage Trustee. Each Ship Mortgage Trustee may at any time give notice of its resignation to the Lenders, the Administrative Agent, Secured Parties and the Borrower. Upon receipt of any such notice of resignation, the Administrative Agent shall have the right to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within 30 days after the retiring Ship Mortgage Trustee gives notice of its resignation, then the retiring Ship Mortgage Trustee may on behalf of the Lenders, the Administrative Agent and Secured Parties, appoint a successor Ship Mortgage Trustee meeting the qualifications set forth above; provided that if such Ship Mortgage Trustee shall notify the Administrative Agent, the Lenders and Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Ship Mortgage Trustee shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the retiring Ship Mortgage Trustee on behalf of the Lenders or Secured Parties under any of the Loan Documents, the retiring Ship Mortgage Trustee shall continue to hold such collateral security as nominee until such time as a successor Ship Mortgage Trustee is appointed) and all necessary steps to transfer such collateral security have been taken and (2) all payments, communications and determinations provided to be made by, to or through such Ship Mortgage Trustee shall instead be made by or to the Administrative Agent, until such time as the Administrative Agent appoints a successor Ship Mortgage Trustee as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Ship Mortgage Trustee hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Ship Mortgage Trustee, and the retiring Ship Mortgage Trustee shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Ship Mortgage Trustee shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Ship Mortgage Trustee’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and this Section 10 shall continue in effect for the benefit of such retiring Ship Mortgage Trustee, its sub-agents, co-agents, sub-trustees or co-trustees and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Ship Mortgage Trustee was acting as Ship Mortgage Trustee. In addition, the Required Lenders may instruct the Ship Mortgage Trustee to resign upon 30 days’ notice to the Borrower and the Ship Mortgage Trustee and shall specify in such notice a successor Ship Mortgage Trustee (which successor shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed)). Upon the acceptance of a successor’s appointment as Ship Mortgage Trustee hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Ship Mortgage Trustee, and the retiring Ship Mortgage Trustee shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Ship Mortgage Trustee shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Ship Mortgage Trustee’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 10.2 shall continue in effect for the benefit of such retiring Ship Mortgage Trustee, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Ship Mortgage Trustee was acting as Ship Mortgage Trustee.

10.6. Non-Reliance on Mortgage Vessel Trustee. Each Lender acknowledges that it has, independently and without reliance upon any Ship Mortgage Trustee and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Ship Mortgage Trustee and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.7. Establishment of Trust.

(a) Pursuant to Section 10.1, the Ship Mortgage Trustees have been appointed to hold the Vessel Fleet Mortgages as secured party, for the benefit of the Secured Parties in a trust or trusts (as determined by the initial Lenders). The trust or trusts hereby created (individually, a “Trust” and, collectively, the “Trusts”) shall consist of the Ship Trust Documents (individually a “Trust Estate” and, collectively, the “Trust Estates”). The Ship Mortgage Trustees hereby declare that they will hold their respective Trust Estate for the benefit of the Secured Parties.

(b) Each Lender’s interest in the Trust Estates will equal its pro rata share of the Lenders’ aggregate interest in the respective Trust Estates at any given time (as determined by the Administrative Agent). If a Lender assigns all or any portion of its interest under this Agreement to any other Person, the assigning Lender will be deemed to have simultaneously assigned to such Person a proportionate part of the assigning Lender’s rights and interests under the Trusts. The Ship Mortgage Trustees shall have the power to receive, hold, administer and enforce the Ship Trust Documents for the benefit of the Lenders, in accordance with this Section 10.

(c) The Ship Mortgage Trustees accept their respective Trusts and agree to perform the same but only upon the express terms of this Section 10 and no implied duties or obligations shall be read into this Agreement. The Ship Mortgage Trustees’ duties under this Agreement are expressly limited to their respective Trust Estates and do not extend to any other aspect of the other Transactions.

10.8. Application of Proceeds of Trust Estate(s). All moneys received by the Ship Mortgage Trustees in respect of their Trust Estates will be applied in accordance with Section 2.9(g). The applicable Ship Mortgage Trustee is under no obligation to invest, but shall segregate, moneys received by such Ship Mortgage Trustee in respect of the applicable Trust Estate. The Ship Mortgage Trustees have no obligation to advance their own funds or assume personal liability in connection with taking, or refraining to take, any actions pursuant to this Agreement or any of the Ship Trust Documents.

10.9. Limited Capacity. In accepting their respective Trusts, the Ship Mortgage Trustees act solely as Ship Mortgage Trustee hereunder and not in their respective individual capacities, and all Persons having any claim against a Ship Mortgage Trustee by reason of any transaction contemplated hereby shall look only to the applicable Trust Estates for payment or satisfaction thereof, except as may be otherwise expressly provided herein and as set forth in Section 10.13.

10.10. Ship Mortgage Trustee’s Actions.

(a) The Ship Mortgage Trustees shall have the absolute right, but no obligation, acting independently, to take any action and to exercise any right, remedy, power or privilege expressly conferred upon the Ship Mortgage Trustees hereunder; and any action taken by a Ship Mortgage Trustee from time to time serving hereunder shall be binding upon such Ship Mortgage Trustee, and no Person dealing with a Ship Mortgage Trustee from time to time serving hereunder shall be obligated to confirm the power and authority of such Ship Mortgage Trustee to act.

(b) Without limiting the generality of the foregoing, any assignment, sale, transfer or other conveyance by a Ship Mortgage Trustee of an interest of such Ship Mortgage Trustee in any security interest in any Vessel made pursuant to the terms of this Agreement or the Ship Trust Documents or any proceeds of any thereof shall bind the Lenders and shall be effective to transfer or convey all right, title and interest of such Ship Mortgage Trustee and Lenders therein. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of the application of any sale or other proceeds with respect thereto by such Ship Mortgage Trustee.

10.11. Irrevocability, Termination. The Trusts are hereby declared to be irrevocable, provided however that all Trusts shall terminate upon the earlier of (i) the date when all Obligations (other than contingent Obligations in respect of which no claim has been made) have been paid in full, (ii) written notification by the Administrative Agent to the Ship Mortgage Trustee of termination of any Trust, and (iii) at the expiration of 21 years after the date of the death of the last of the descendants of Joseph P. Kennedy, late ambassador of the United States of America to the Court of St. James, alive on the date first above written. Termination, in the circumstances contemplated by this Section 10.11, shall be accomplished by a notice of termination given by the Administrative Agent to the Ship Mortgage Trustees. Each Trust Estate shall terminate, cease and determine upon the lawful transfer, release or discharge of the Vessel Fleet Mortgages and all other things of value held in such Trust Estate.

10.12. No Waiver. No provision of this Section 10 or any action taken pursuant thereto shall be considered to be a waiver of the preferred status of the Vessel Fleet Mortgages or any applicable Requirements of Law pertaining to the Vessel Fleet Mortgages, and any such provision of this Agreement or any action taken pursuant thereto so determined shall be null and void.

10.13. Nature of Duties.

(a) The Ship Mortgage Trustees shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Ship Trust Documents to which an applicable Ship Mortgage Trustee is party and no other duties and responsibilities shall be implied by this Agreement or any other Loan Document.

(b) The Ship Mortgage Trustees shall not be liable for any action taken or omitted by them as such under or in connection with this Agreement, except to the extent resulting from their gross negligence, willful misconduct or grossly negligent or willful breach of their obligations hereunder or under a Ship Trust Document to which an applicable Ship Mortgage Trustee is party. The duties of the Ship Mortgage Trustees shall be mechanical and administrative in nature.

(c) The Ship Mortgage Trustees make no representation and assume no responsibility as to the sufficiency or validity of the Collateral. Without limiting the generality of the foregoing sentence, the Ship Mortgage Trustees make no representation or warranty as to, and shall have no responsibility in respect of, the value, condition or fitness for use of the Vessels, the title of the Vessels or the validity, sufficiency, legality or enforceability of the Vessel Fleet Mortgages, the correctness of any statement contained therein or any insurance in respect of the Vessels. The Ship Mortgage Trustees shall not be responsible for the effectiveness, enforceability, validity or due execution of any Loan Document nor for the creation, perfection or priority of any Liens purported to be created thereby. The Ship Mortgage Trustees shall not have any duty or obligation to manage, make any payment with respect to, register, record, sell, dispose of, or otherwise deal with the Trust Estates, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Ship Mortgage Trustees are a party, except in accordance with the express provisions of this Agreement, the Ship Trust Documents, or the written instructions of the Administrative Agent pursuant to Section 10.15.

10.14. Segregation of Monies, No Interest. Monies received by a Ship Mortgage Trustee on behalf of their respective Trust shall be segregated from all other funds of such Ship Mortgage Trustee. Such Ship Mortgage Trustee shall not be liable for any interest thereon, except as may be expressly agreed to by such Ship Mortgage Trustee in writing.

10.15. Action upon Instructions, Request for Instructions.

(a) The Administrative Agent may by written instruction direct a Ship Mortgage Trustee in the management of its respective Trust and any matter affecting such Trust Estate.

(b) Notwithstanding the foregoing, a Ship Mortgage Trustee shall not be required to take any action hereunder or under any other Loan Document at the request of the Administrative Agent if such Ship Mortgage Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of such Ship Mortgage Trustee or is contrary to the terms hereof or of any other Loan Document or is otherwise contrary to applicable Requirements of Law; provided, that such Ship Mortgage Trustee shall have no obligation to make any such determination.

(c) Whenever a Ship Mortgage Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement or under any other Loan Document, or if such Ship Mortgage Trustee is unsure as to the application of any provision of this Agreement or any other Loan Document, or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or if this Agreement or any other Loan Document permits any determination by such Ship Mortgage Trustee or is silent or is incomplete as to the course of action that such Ship Mortgage Trustee is required to take with respect to a particular set of facts, such Ship Mortgage Trustee shall promptly give written notice (in such form as shall be appropriate under the circumstances) to the Administrative Agent requesting instruction as to the course of action to be adopted, and to the extent such Ship Mortgage Trustee acts in good faith in accordance with any written instructions received from the Administrative Agent, such Ship Mortgage Trustee shall not be liable on account of such action to any Person. If such Ship Mortgage Trustee shall not have received appropriate instruction within ten (10) days of such written notice (or such shorter period as reasonably may be specified in such written notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of Lenders; and such Ship Mortgage Trustee shall have no liability, except as set forth in Section 10.13, to any Person for such action or inaction.

10.16. Doing Business in Other Jurisdictions. Notwithstanding anything contained herein or elsewhere to the contrary, no Ship Mortgage Trustee shall be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will, even after the appointment of a sub-agent, co-agent, sub-trustee or co-trustee in accordance with Section 10.4, (i) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or the taking of any other action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware; (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction other than the State of Delaware becoming payable by a Ship Mortgage Trustee, or (iii) subject a Ship Mortgage Trustee to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by a Ship Mortgage Trustee contemplated hereby.

10.17. Rights, Powers, Litigation, Indemnity. The Ship Mortgage Trustees shall be under no obligation to institute, conduct or defend any litigation under this Agreement or otherwise or in relation to this Agreement or any other Loan Document, at the request, order or direction of the Required Lenders or the Administrative Agent, unless the Required Lenders or the Administrative Agent shall have offered such Ship Mortgage Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by such Ship Mortgage Trustee therein or thereby. The right of the Ship Mortgage Trustees to perform any discretionary act enumerated in this Agreement or in any other Loan Document shall not be construed as a duty, and the Ship Mortgage Trustees shall not be answerable, except as set forth in Section 10.13, to any Lender or other Person for, the performance or nonperformance of any such act.

10.18. Limitation on Damages. In no event shall the Ship Mortgage Trustees be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Ship Mortgage Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

10.19. Amendments, Modifications, Waivers. Notwithstanding anything herein or elsewhere to the contrary, if a Ship Mortgage Trustee is asked to execute any amendment, modification or waiver to this or any other Loan Document to which it is a party, or consent to any such amendment, modification or waiver, such Ship Mortgage Trustee shall be entitled to request and conclusively rely upon the written instructions of the Administrative Agent, and shall have no duty or obligation to execute any such amendment, modification or waiver or consent to the same absent receipt of such written instructions. Notwithstanding anything herein or elsewhere to the contrary, no amendment, modification or waiver of this Agreement or any other Loan Document to which a Ship Mortgage Trustee is a party, in each case that adversely affects a Ship Mortgage Trustee, shall be valid or binding unless the affected Ship Mortgage Trustee has provided its prior written consent thereto.

10.20. No Representations and Warranties by Trustee. NO SHIP MORTGAGE TRUSTEE (i) WILL MAKE AN INSPECTION OF ITS RESPECTIVE TRUST ESTATE OR ANY PART THEREOF, (ii) MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR ANY PARTICULAR PURPOSE OF ITS RESPECTIVE TRUST ESTATE OR ANY PART THEREOF, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP WITH RESPECT TO ITS RESPECTIVE TRUST ESTATE OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR AS TO TITLE OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLATERAL OR ANY PART THEREOF, OR (iii) MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE VALIDITY, LEGALITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH SUCH SHIP MORTGAGE TRUSTEE IS A PARTY, OR ANY OTHER DOCUMENT OR INSTRUMENT, OR AS TO THE CORRECTNESS OF ANY STATEMENT CONTAINED IN ANY THEREOF.

10.21. Requirement of Written Instruction. It is understood and agreed that in each instance in this Section 10 where the Administrative Agent has the right, power or obligation to instruct or direct the Ship Mortgage Trustee, the Administrative Agent shall only do so upon receipt of written instructions from the Required Lenders. It is further understood and agreed that for so long as the Administrative Agent and the Ship Mortgage Trustee are the same entity, the Required Lenders shall have the right, power and obligation to instruct or direct the Ship Mortgage Trustee in place of the Administrative Agent.

SECTION 11. COLLATERAL

11.1. Collateral Proceeds Account.

(a) Establishment of Collateral Proceeds Account. No later than the first date following the Closing Date on which the Borrower or any Guarantor receives any Net Proceeds that are expressly required pursuant to the provisions of Section 6.4 to be deposited into the Collateral Proceeds Account, there shall be established and, at all times thereafter until this Agreement shall have terminated, there shall be maintained with the Collateral Agent the Collateral Proceeds Account. For the avoidance of doubt, no other deposit account or securities account shall be, or shall be deemed to be, the Collateral Proceeds Account, and for purposes of this Agreement, “Trust Monies” shall include only Net Proceeds required to be deposited into the Collateral Proceeds Account pursuant to the terms of Section 6.4, amounts deposited in the Collateral Proceeds Account in accordance with the Security Agreement and any investment return in respect thereof received by the Collateral Agent. The Borrower shall cause all Net Proceeds expressly required by Section 6.4 to be deposited into the Collateral Proceeds Account to be so deposited in the Collateral Proceeds Account and any such Trust Monies shall be held by and under the dominion and control of the Collateral Agent for its benefit and for the benefit of the Secured Parties (as defined in the Security Agreement) as a part of the Collateral until released in accordance with this Section 11.

(b) Withdrawal of Net Proceeds in Connection with Permitted Applications. To the extent that any Trust Monies consist of Net Proceeds of an Asset Sale or Casualty or Condemnation Event, such Trust Monies may be withdrawn by the Borrower and shall be paid by the Collateral Agent (upon the direction of the Administrative Agent) to reimburse the Borrower or any Guarantor for expenditures made, or to pay costs to be incurred, by the Borrower or such Guarantor in connection with any application of such Net Proceeds permitted by Section 6.4, upon receipt by the Administrative Agent and the Collateral Agent of an Officer’s Certificate, certifying that:

(i) such Trust Monies have been (or will be within 60 days of the requested date of release) applied as permitted by Section 6.4; and

(ii) to the extent required by Section 6.4 the Borrower has taken (or will take not later than 60 days following the application of such Net Proceeds) all steps, if any, required by the Security Documents in order to grant and/or perfect the security interest of the Collateral Agent in any assets in which such Net Proceeds have been reinvested (which Officer’s Certificate shall attach copies of (or forms of) any additional Security Documents or amendments thereto or filings thereunder, if any, required to comply with the Security Documents and Section 6.4).

Upon compliance with the foregoing provisions of this Section 11.1, the Collateral Agent shall, upon receipt of a written request by the Borrower (which may be contained in the Officer’s Certificate), pay an amount of Trust Monies equal to the amount specified in the Officer’s Certificate required by this Section 11.1(b) as directed by the Borrower.

(c) Withdrawal of Net Proceeds to Fund a Net Proceeds Offer or Release Following a Net Proceeds Offer. To the extent that any Trust Monies consist of Net Proceeds received by the Collateral Agent pursuant to the provisions of Section 6.4 and a Net Proceeds Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Borrower and shall be paid by the Collateral Agent for application in accordance with Section 6.4 upon receipt by the Administrative Agent and the Collateral Agent of an Officer’s Certificate, dated not more than ten (10) days prior to the purchase date, setting forth the amount of Excess Proceeds, as applicable, subject to the Net Proceeds Offer and the date on which the Loans, the Secured Notes and Permitted Additional Pari Passu Obligations are to be repaid or purchased, and certifying that:

(i) (x) such Trust Monies constitute Net Proceeds and (y) pursuant to and in accordance with Section 4.12, the Borrower has made a Net Proceeds Offer; and

(ii) all conditions precedent and covenants herein provided for such application of Trust Monies have been satisfied.

Upon compliance with the foregoing provisions of this Section 11.1(c), the Collateral Agent shall apply the Trust Monies as directed and specified by the Borrower, subject to Section 6.4 (including to return to the Borrower any such amount of Excess Proceeds that are subject to the Net Proceeds Offer and that are not required to be applied to the repayment of the Loans or the purchase of the Secured Notes or Permitted Additional Pari Passu Obligations pursuant to Section 6.4).

(d) Investment of Trust Monies. So long as no Default or Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by (or held in an account subject to the sole control of) the Collateral Agent shall from time to time be invested or reinvested by the Collateral Agent in any Cash Equivalents pursuant to a written request by the Borrower in the form of an Officer’s Certificate, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents; and the Collateral Agent shall sell any such Cash Equivalent only upon receipt of such a written request by the Borrower specifying the particular Cash Equivalent to be sold, unless otherwise required under the Security Agreement. So long as no Default or Event of Default occurs and is continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Collateral Agent shall be forthwith paid to the Borrower. Such Cash Equivalents shall be held by the Collateral Agent as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Administrative Agent and Collateral Agent shall not be liable or responsible for any loss, fee, tax or other charge resulting from such investments, reinvestments or sales except only for their own grossly negligent action, their own grossly negligent failure to act or their own willful misconduct in complying with this Section 11.1 as determined by a court of competent jurisdiction in a final and non-appealable decision.

(e) Application of Other Trust Monies. The Collateral Agent shall return all Trust Monies to the Borrower upon repayment in full of the Obligations (other than Unasserted Obligations). The Collateral Agent shall have all rights and remedies with respect to the Collateral Proceeds Account and any Trust Monies as provided in the Security Documents.

11.2. Security Documents. The Loan Parties shall make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Loan Parties) the security interest created by the Security Documents in the Notes Priority Collateral as a first priority perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens.

11.3. Recording and Opinions. The Loan Parties will furnish to the Collateral Agent on January 31 of each year, so long as any Loans are outstanding, beginning with January 31, 2014, an Opinion of Counsel, dated as of such date, stating that, in the opinion of such counsel, all such action has been taken with respect to the recording, filing, re-recording and refiling of Liens under the Security Documents on Article 9 Collateral, on collateral consisting of Acquired Vessels with respect to which Liens are perfected by recording a mortgage with the National Vessel Documentation Center of the United States Coast Guard, and on collateral with respect to which Liens are perfected by filings with the United States Patent and Trademark Office and the United States Copyright Office, as is necessary to maintain the perfection of such Liens, and reciting the details of such action, or stating that in the opinion of such counsel no such action is required to maintain the perfection of such Liens. For purposes of the foregoing, the term “Article 9 Collateral” shall mean Collateral with respect to which a Lien thereon may be perfected by the filing of a UCC-1 financing statement pursuant to the UCC as adopted in the jurisdiction of organization of the applicable Loan Party.

SECTION 12. INTERCREDITOR AGREEMENT

Each Lender, by participating in the Loans, agrees that the Term Loan Liens, the Third-Lien Note Liens, the First-Lien Note Liens, the Second-Lien Note Liens and the ABL Liens are subject to the terms of the Intercreditor Agreement. Each Lender, by participating in the Loans, hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Lenders and agree that the Lenders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Lenders were parties thereto. In the event of a conflict or inconsistency between (a) the terms and provisions of this Agreement (on the one hand) and (b) the terms and provisions of the Intercreditor Agreement (on the other hand), the terms and provisions of the Intercreditor Agreement shall govern.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HORIZON LINES, LLC, as Borrower

By:	/s/ Michael F. Zendan II
Name: Michael F. Zendan II
Title: Executive Vice President, General Counsel and Secretary

HORIZON LINES, INC., as Parent

By:	/s/ Michael F. Zendan II
Name: Michael F. Zendan II
Title: Executive Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION
as the Administrative Agent, Collateral Agent and Ship Mortgage Trustee

By:	/s/ James A. Hanley
Name: James A. Hanley
Title: Vice President

RIVA RIDGE MASTER FUND, LTD., as a Lender

By:	Riva Ridge Capital Management LP,
As Investment Manager

By:	Riva Ridge GP LLC, GP to the
Investment Manager

By:	/s/ Stephen Golden
Name: Stephen Golden
Title: Managing Member

CASPIAN SELECT CREDIT MASTER FUND, LTD.

By:	/s/ Richard D. Holahan Jr.
Name: Richard D. Holahan Jr.
Title: Authorized Signatory

MARINER LDC, as a Lender

By:	/s/ Richard D. Holahan Jr.
Name: Richard D. Holahan Jr. Title: Authorized Signatory

CASPIAN HLSC1 LLC, as a Lender

By:	/s/ Richard D. Holahan Jr.
Name: Richard D. Holahan Jr. Title: Authorized Signatory

CASPIAN SOLITUDE MASTER FUND, L.P.

By:	/s/ Richard D. Holahan Jr.
Name: Richard D. Holahan Jr. Title: Authorized Signatory

CASPIAN FOCUSED CREDIT FUND, L.P.

By:	/s/ Richard D. Holahan Jr.
Name: Richard D. Holahan Jr. Title: Authorized Signatory

CASPIAN FOCUSED OPPORTUNITIES FUND, L.P.

By:	/s/ Richard D. Holahan Jr.
Name: Richard D. Holahan Jr. Title: Authorized Signatory